UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.           )

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THE HANOVER INSURANCE GROUP, INC.

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Shaping the Future 2020 Notice of Annual Meeting and Proxy Statement ANNUAL MEET ING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2020

THE HANOVER INSURANCE GROUP, INC.

440 Lincoln Street

Worcester, Massachusetts 01653

Letter to our Shareholders from P. Kevin Condron, Chair of our Board, and John C. Roche, our President and Chief Executive Officer

March 27, 2020

TO OUR FELLOW SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. to be held on Tuesday, May 12, 2020, at 9:00 a.m. Eastern time, at the Company’s headquarters in Worcester, Massachusetts. While we intend to hold our Annual Meeting in person, we are monitoring the public health impact of the novel coronavirus outbreak and the COVID-19 illness. If we determine that holding an in-person Annual Meeting could pose a risk to the health and safety of our shareholders, employees, and directors, or if we are otherwise required by state, local or other authorities to limit physical attendance and/or access to the meeting site, the Company may decide to hold the Annual Meeting solely by means of remote communication. Please see the notice on the following page for additional information.

The accompanying Notice and Proxy Statement describe in detail the matters to be acted on at the Annual Meeting. This Proxy Statement also describes the corporate governance policies and practices that foster the Board’s effective oversight of the Company’s business, risks and conduct for the long-term benefit of our stakeholders. The Board, on behalf of our shareholders, is actively engaged in the governance, audit and compensation matters addressed in this Proxy Statement.

Your vote is important to us. We hope you will vote as soon as possible. Please review the instructions concerning each of your voting options described in the accompanying Proxy Statement. Your cooperation will assure that your shares are voted and will also greatly assist us in preparing for the Annual Meeting.

On behalf of the Board of Directors, the executive leadership team and all our employees, we would like to thank you for your investment and continued support of The Hanover Insurance Group.

Sincerely,

P. Kevin Condron Chair of the Board of Directors and Independent Presiding Director	John C. Roche President, Chief Executive Officer and Director

THE HANOVER INSURANCE GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 12, 2020

To the Shareholders of The Hanover Insurance Group, Inc.:

Set forth below are details regarding the 2020 Annual Meeting of Shareholders of The Hanover Insurance Group, Inc.:

LOCATION: Our principal executive office and corporate headquarters, 440 Lincoln Street, Worcester, Massachusetts 01653*

DATE AND TIME: Tuesday, May 12, 2020, at 9:00 a.m. Eastern time

ITEMS OF BUSINESS: 1.  The election of four individuals to the Board of Directors; 2.  The advisory approval of the Company's executive compensation; 3.  The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent, registered public accounting firm for 2020; and 4.  Such other business as may properly come before the Annual Meeting or any adjournment thereof.

RECORD DATE: The Board of Directors has fixed March 16, 2020 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

TBy Order of the Board of Directors,

CHARLES F. CRONIN

Vice President and Secretary

Worcester, Massachusetts

March 27, 2020

* While we intend to hold our Annual Meeting in person, we are monitoring the public health impact of the novel coronavirus outbreak and the COVID-19 illness. If we determine that holding an in-person Annual Meeting could pose a risk to the health and safety of our shareholders, employees, and directors, or if we are otherwise required by state, local or other authorities to limit physical attendance and/or access to the meeting site, the Company may decide to hold the Annual Meeting solely by means of remote communication. In the event we decide to hold the Annual Meeting solely by remote communication, we will announce that determination in advance as promptly as practicable, and details on how to participate and demonstrate your ownership as of the record date will be issued by press release, posted on both our website (www.hanover.com) and our proxy hosting website (www.proxydocs.com/THG) and filed with the U.S. Securities and Exchange Commission as additional proxy material. As always, we encourage you to vote your shares prior to the Annual Meeting.

Your vote is important. Whether or not you plan to participate in the Annual Meeting, you are requested to vote your shares. Please follow the voting instructions set forth in the Proxy Statement. If you attend the Annual Meeting and desire to withdraw your proxy and vote at the meeting, you may do so.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 12, 2020: The Proxy Statement and Annual Report to Shareholders are available at www.proxydocs.com/THG.

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT SUMMARY

This summary provides highlights of the important information contained elsewhere in our Proxy Statement. It does not contain all of the information you should consider. We encourage you to read the entire Proxy Statement before voting.

GENERAL INFORMATION (see pages 1-5) Meeting: Annual Meeting of Shareholders Date: Tuesday, May 12, 2020 Time: 9:00 a.m., Eastern time Location: 440 Lincoln Street, Worcester, MA 01653* Record Date: March 16, 2020 Common Stock Outstanding: 38,169,806 shares Voting: One vote per share of Common Stock Registrar & Transfer Agent: Computershare Limited Corporate Website: www.hanover.com Investor Relations: www.hanover.com – under “Investors” Annual Report: www.hanover.com – under “Investors – Annual Reports” Corporate Responsibility Website:  www.hanover.com – under “About Us – Corporate Responsibility” EXECUTIVE COMPENSATION (see pages 22-53) 2019 Company Performance Highlights: Net income of $425.1 million Stock price appreciated 17% Increased ordinary dividend by 8% and declared $2.50 special dividend Net premium written increased 4.5% Repurchased 4.2 million shares of our Common Stock for approximately $563.6 million Principal Components of Executive Compensation: Annual base salary Short-term incentive comp Long-term incentive comp Significant Compensation Practices: Multi-year vesting for long-term awards Significant stock ownership requirements for directors/officers “Double trigger” for change in control benefits Clawback policy Prohibition on pledging/hedging Company stock Limited perquisites Cap on payouts under variable incentive compensation programs No “280G tax gross ups” for new participants in the Employment Continuity Plan History of not re-pricing stock options CORPORATE GOVERNANCE (see pages 6-17) Director Nominees: (each for a three-year term expiring in 2023) Jane D. Carlin – Independent; Daniel T. Henry – Independent; Wendell J. Knox – Independent; and Kathleen S. Lane – Independent. Director Election Standard: Majority of votes cast Current Board Composition: 12 members (11 independent) Board Meetings in 2019: 6 Standing Board Committees (Meetings in 2019): Committee of Independent Directors (6); Audit (16); Compensation and Human Capital (7); Nominating and Corporate Governance (8) Board Leadership: Separate CEO and Chair Board Communications: Mail: The Hanover Insurance Group, Inc. Board of Directors, Attn: Corporate Secretary 440 Lincoln Street, Worcester, MA 01653 Web: www.HanoverAlertLine.com Phone: 1-800-533-2547 Code of Conduct: www.hanover.com under “About Us-Corporate Governance—Company Policies—Code of Conduct” MATTERS TO BE VOTED ON Agenda Item Board Recommendation See Pages 1. Election of four director nominees FOR each nominee 18 2. Advisory vote on executive compensation FOR 19 3. Ratification of the appointment of PwC as our independent, registered public accounting firm for 2020 FOR 20-21

* While we intend to hold our Annual Meeting in person, we are monitoring the public health impact of the novel coronavirus outbreak and the COVID-19 illness and may decide to hold the Annual Meeting solely by means of remote communication. Please see the notice preceding the table of contents for additional information.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     i

PROXY STATEMENT

We have made these proxy materials available to you on or about March 27, 2020 via the Internet or, at your request, forwarded paper copies by mail, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of The Hanover Insurance Group, Inc. (“THG” or the “Company”) for use at our Annual Meeting of Shareholders to be held on May 12, 2020 (the “Annual Meeting” or “Meeting”). In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a paper copy of the proxy materials unless you request one. The Notice instructs you on how to access the proxy materials via the Internet. The Notice also instructs you on how to vote your shares via the Internet. If you received a Notice by mail and would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS AND THE ANNUAL MEETING

What is included in these proxy materials? These proxy materials include our Proxy Statement for the Annual Meeting and our Annual Report to Shareholders for the fiscal year ended December 31, 2019 (the “Annual Report”), including our financial statements and the report of PricewaterhouseCoopers LLP (“PwC”) thereon. The Annual Report is neither a part of this Proxy Statement nor incorporated herein by reference. If you requested a paper copy of these materials by mail, these materials also include the proxy card for submitting your vote prior to the Annual Meeting.

What is the purpose of the Annual Meeting? At the Annual Meeting, shareholders will act on the following matters:

•	election of four directors;
•	advisory approval of the Company’s executive compensation; and
•	ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm for 2020.

Any other business that properly comes before the Annual Meeting also will be considered. In addition, management will respond to questions from shareholders.

Who is entitled to vote at the Annual Meeting? Only shareholders of record at the close of business on March 16, 2020 (the “Record Date”) are entitled to vote at the Meeting.

What are the voting rights of the holders of the Company’s common stock? Each share of THG’s common stock, par value $0.01 per share (the “Common Stock”), entitles its holder to one vote.

Who is soliciting my vote? The Board is soliciting your vote at the Annual Meeting. Proxies also may be solicited on the Board’s behalf by directors, officers or employees of the Company, in person or by telephone, mail, or electronic or facsimile transmission. The Company will pay the cost of soliciting proxies, including reimbursing banks, brokerage firms and others for the reasonable expenses incurred by them for forwarding proxy material on behalf of the Board to beneficial owners of Common Stock.

How does the Board recommend that I vote? Our Board recommends you vote your shares “FOR” the election of each nominee to the Board and “FOR” each of the other proposals specifically identified in this Proxy Statement for action at the Annual Meeting.

How many shares are entitled to vote at the Annual Meeting? As of the Record Date, 38,169,806 shares of Common Stock were issued, outstanding and entitled to be voted.

How many shares must be present to hold the Annual Meeting? A quorum (a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting) must be present either in person or by proxy. Abstentions will be treated as present at the Annual Meeting for the purpose of determining a quorum and, because brokers have the discretionary authority to vote on one proposal (the ratification of auditors), broker non-votes also will be treated as present at the Annual Meeting for the purpose of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. Banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on any matter specifically identified for action at the Annual Meeting other than the ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm for 2020.

How do I vote? You may either participate in and vote at the Annual Meeting or vote by proxy without attending the Meeting.

How do I vote by proxy? If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and such brokerage firm or nominee will forward the Notice and/or a printed copy of the proxy materials to you, together with voting instructions. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     1

If you are a registered shareholder (that is, if you hold stock certificates directly in your name), you may vote via the Internet in accordance with the instructions set forth in the Notice. If you have requested a paper copy of the proxy materials, you may vote by mail, via the Internet, or via the toll-free number in accordance with the instructions set forth on the proxy card. The shares of Common Stock represented by your proxy will be voted as you directed or, if the proxy card is signed, dated and returned without instructions, in accordance with the Board’s recommendations as set forth in this Proxy Statement.

The proxy also confers discretionary authority with respect to any other proposals that may properly be brought before the Annual Meeting. As of the date of this Proxy Statement, neither the Board nor management is aware of any other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, then the proxies solicited hereby will be voted in accordance with the recommendations of the Board.

Can I change my vote after I submit my proxy? Yes. Any registered shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. If you are a beneficial owner of shares held in street name, you may revoke or change your voting instructions prior to the Meeting by timely instructing your broker, trustee or nominee. Any shareholder of record participating in the Annual Meeting may vote at the Meeting regardless of whether the shareholder previously delivered a proxy. Shares held beneficially in street name by holders participating in the Annual Meeting may only vote at the meeting if you obtain and bring or present to the Meeting a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Participation at the Annual Meeting by a shareholder who has submitted a proxy, however, does not in itself revoke a submitted proxy.

What vote is required to approve each item, and how are abstentions and broker non-votes treated?

Proposal	Vote Required	Effect of Broker Non-Votes and Abstentions
1. Election of a director nominee

The affirmative vote of a majority of the votes properly cast (in person or by proxy). For purposes of electing directors, “the affirmative vote of a majority of the votes cast” means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director.

Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.
2. Advisory vote on executive compensation	The affirmative vote of a majority of the votes properly cast (in person or by proxy).	Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.
3. Ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm for 2020	The affirmative vote of a majority of the votes properly cast (in person or by proxy).

Abstentions, because they are not votes cast, will not be counted and will have no effect on the outcome. However, banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on this proposal.

What happens if a director nominee is not elected at the Annual Meeting? If a nominee who is currently serving as a director is not re-elected at the Annual Meeting, then under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who is nominated but fails to be re-elected is required to promptly tender his or her resignation to the Board, effective at the end of his or her current term. The Nominating and Corporate Governance Committee (the “NCGC”) will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not vote on the NCGC’s recommendation or the Board’s decision.

How do participants in The Hanover Insurance Group Employee Stock Purchase Plan (the “ESPP”) vote their shares?
ESPP participants who retain their issued shares are considered to hold such shares in “street name” in a brokerage account. Such shares may be voted like other “street name” holders. The brokerage firm or nominee will forward ESPP participants the Notice and/or a printed copy of the proxy materials, together with voting instructions. ESPP participants’ voting instructions are kept confidential by the administrator of the ESPP.

Who can attend the Annual Meeting? The Meeting is open to all THG shareholders of record as of the Record Date and to invited guests of the Board. Individuals who hold shares in “street name” may be required to provide a brokerage account statement or some other proof of their share ownership as of the Record Date.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     2

COMPANY STOCK OWNERSHIP

Stock Ownership by the Company’s Directors and Executive Officers

The following table sets forth information regarding the number of shares of Common Stock beneficially owned as of March 13, 2020 by (i) each director (and director nominee) of THG, (ii) the named executive officers (the “NEOs”) in the Summary Compensation Table appearing later in this Proxy Statement, and (iii) all current directors and executive officers of THG, as a group. This information has been furnished by the persons listed in the table.

Name of Beneficial Owner	Shares Beneficially Owned†		Percent of Class

Kevin J. Bradicich	2,494		*
Jane D. Carlin	—	(1)	*
P. Kevin Condron	24,039	(2)	*
Cynthia L. Egan	6,981		*
Jeffrey M. Farber	159,171	(3)	*
Daniel T. Henry	12,889		*
J. Kendall Huber	105,935	(4)	*
Martin P. Hughes	218		*
Wendell J. Knox	27,463	(5)	*
Kathleen S. Lane	1,884		*
Richard W. Lavey	101,419	(6)	*
Michael D. Price (7)	3,462		*
Joseph R. Ramrath	26,232	(8)	*
John C. Roche	226,138	(9)	*
Bryan J. Salvatore	49,694	(10)	*
Harriett “Tee” Taggart	11,164	(8)	*
Current directors and executive officers, as a group (21 persons)	867,092	(11)	2.23%

†

As to shares listed in this column, each person has sole voting and investment power, except as indicated in other footnotes to this table. Certain directors and executive officers have deferred, or under certain compensation programs were required to defer, receipt of certain stock grants from the Company. Deferred shares are held in a rabbi trust (the “Rabbi Trust”) by the trustee, Wells Fargo Bank, N.A. As of March 13, 2020, the Rabbi Trust held 10,509 shares of Common Stock pursuant to deferrals by the directors and executive officers. In accordance with regulations prescribed by the SEC, and even though such director or executive officer has a direct economic interest in such deferred shares, shares held in the Rabbi Trust are not included in the amounts set forth in this column. These shares may be voted by the trustee of the Rabbi Trust, but not by the individuals on whose behalf the shares are held in the Rabbi Trust. For information regarding specific deferrals, please refer to the footnotes below.

*	Less than 1%.
(1)	Excludes 4,442 shares held by the Rabbi Trust, the receipt of which Ms. Carlin has deferred.
(2)	Excludes 2,495 shares held by the Rabbi Trust, the receipt of which Mr. Condron has deferred.
(3)	Includes 143,487 shares underlying options exercisable within 60 days of March 13, 2020. Mr. Farber shares voting and investment power with his wife with respect to 2,500 shares.
(4)

Excludes 1,320 shares held by the Rabbi Trust, the receipt of which Mr. Huber was required to defer. Mr. Huber shares voting and investment power with his wife with respect to 14,387 shares. Includes 72,773 shares underlying options exercisable within 60 days of March 13, 2020. Mr. Huber has announced his retirement from the Company, effective April 1, 2020.

(5)	Excludes 2,252 shares held by the Rabbi Trust, the receipt of which Mr. Knox has deferred.
(6)	Includes 83,927 shares underlying options exercisable within 60 days of March 13, 2020.
(7)	Citing personal reasons, on February 21, 2020, Mr. Price notified the Board of his intention to resign from the Board, effective at the Annual Meeting.
(8)	Shares voting and investment power with spouse.
(9)	Includes 187,643 shares underlying options exercisable within 60 days of March 13, 2020 and 7,652 shares held by his spouse.
(10)	Includes 44,769 shares underlying options exercisable within 60 days of March 13, 2020.
(11)	Includes 601,056 shares underlying options exercisable within 60 days of March 13, 2020. Excludes 10,509 shares held by the Rabbi Trust. See footnotes 1-10 above.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     3

Stock Ownership Guidelines for Named Executive Officers and Directors

Named Executive Officers

Within 18 months of becoming subject to our stock ownership guidelines, each NEO, and each of our other executive officers (as well as certain other senior officers designated by the CEO) should achieve an ownership level in our Common Stock with a value equal to one times his or her base salary. Within three years of becoming subject to these guidelines, each NEO (as well as each executive officer) should achieve and maintain an ownership level with a value equal to two to four times his or her base salary (four to six times base salary for the CEO and one to two times base salary for other senior officers). The guidelines credit shares held outright by the officer and by immediate family members residing in the same household, whether held individually or jointly by the officer or the immediate family member, unvested restricted stock, restricted stock units, performance-based restricted stock units (measured at target), and any shares that have been earned but the payment of which has been deferred. Regardless of their vesting status, shares subject to unexercised stock options are not counted when determining ownership under the guidelines. For these purposes, shares are valued based upon the then-current market value, or if higher, the value on the date of acquisition.

Each of our current NEOs is in compliance with the guidelines. Set forth below is a table that indicates, as of March 13, 2020, each current NEO’s share ownership as a multiple of his current base salary rate. Such figures are calculated in accordance with our stock ownership guidelines, and the multiple presented below has been determined based upon the current market value ($103.03 per share, the closing price of our Common Stock on March 13, 2020), or if higher, the value of the shares on the date of acquisition.

NEO	Year Hired	Number of Shares Counted under Stock Ownership Guidelines	Ownership Level as a Multiple of Base Salary

John C. Roche	2006	85,663	10.1
Jeffrey M. Farber	2016	41,464	6.8
J. Kendall Huber	2000	43,126	7.9
Richard W. Lavey	2004	28,975	6.0
Bryan J. Salvatore	2017	18,658	4.0

Board of Directors

Within four years from the date of first being elected to the Board, each non-employee director should achieve an ownership level in our Common Stock with a value equal to four times the value of the regular annual stock retainer paid to directors for service on the Board. This requirement can be satisfied by purchases in the open market or by holding grants received from the Company (including share grants that the director has elected to defer under Company-sponsored deferred compensation programs). The guidelines credit directors for shares held outright by the director and by his or her immediately family members residing in the same household, whether held individually or jointly by the director or the immediate family member. For these purposes, shares are valued based upon the then-current market value, or if higher, the value on the date of acquisition.

Each of our non-employee directors is in compliance with our stock ownership guidelines, or is expected to become compliant within the prescribed time following his or her initial election to the Board. Set forth below is a table that indicates, as of March 13, 2020, each director’s share ownership as a multiple of the value of the current annual stock retainer ($135,000). Such figures are calculated in accordance with our stock ownership guidelines, and the multiple presented below has been determined based upon the current market value ($103.03 per share, the closing price of our Common Stock on March 13, 2020), or if higher, the value of the shares on the date of acquisition.

Non-Employee Director	Year First Elected to Board	Number of Shares Counted under Stock Ownership Guidelines	Ownership Level as a Multiple of the Value of the Annual Stock Retainer

Kevin J. Bradicich	2018	2,494	2.2
Jane D. Carlin	2016	4,442	3.7
P. Kevin Condron	2007	26,534	20.5
Cynthia L. Egan	2015	6,981	5.6
Daniel T. Henry	2014	12,889	10.1
Martin P. Hughes	2020	218	0.2
Wendell J. Knox	1999	29,715	23.0
Kathleen S. Lane	2018	1,884	1.7
Michael D. Price	2017	3,462	2.9
Joseph R. Ramrath	2004	26,232	20.3
Harriett “Tee” Taggart	2009	11,164	8.8

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     4

Largest Owners of the Company’s Stock

The following table lists the only persons who, to the best of the Company’s knowledge, are “beneficial owners” (as defined by SEC regulations) of more than five percent of the issued and outstanding shares of Common Stock as of March 13, 2020.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class

The Vanguard Group, Inc.	4,416,584	(1)	11.55%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	3,668,766	(2)	9.60%
55 East 52nd Street
New York, NY 10055

(1)

Based on a Schedule 13G/A filed on February 12, 2020 by The Vanguard Group, Inc. that reported sole voting power with respect to 20,815 shares, sole dispositive power with respect to 4,395,907 shares, shared voting power with respect to 5,676 shares and shared dispositive power with respect to 20,677 shares. The Schedule 13G/A filed by The Vanguard Group, Inc. also reported that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 15,001 shares and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 11,490 shares.

(2)

Based on a Schedule 13G filed on February 5, 2020 by BlackRock, Inc. that reported sole voting power with respect to 3,517,749 shares and sole dispositive power with respect to 3,668,766 shares. The Schedule 13G filed by BlackRock, Inc. also reported that BlackRock Fund Advisors, a subsidiary of BlackRock, Inc., is the beneficial owner of 5% or greater of the outstanding shares of Common Stock.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     5

CORPORATE GOVERNANCE

The Board has long been focused on and committed to responsible and effective corporate governance in order to promote sustainable, long-term shareholder value. The following section identifies our directors and their qualifications, describes the Board leadership structure, outlines the standing Board committees and their responsibilities and highlights certain key aspects of our corporate governance.

The Board has adopted Corporate Governance Guidelines that can be found on the Company’s website at www.hanover.com under “About Us-Corporate Governance.” For a printed copy of the guidelines, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. Information on our website is not part of or incorporated into this Proxy Statement.

There are four nominees for election to the Board this year. Mses. Carlin and Lane, and Messrs. Henry and Knox are each being nominated to serve for a three-year term expiring in 2023. Citing personal reasons, on February 21, 2020, Mr. Price notified the Board of his intention to resign from the Board, effective at the Annual Meeting.

Each Board member and nominee has served as a director since the last Annual Meeting, with the exception of Mr. Hughes, who was elected to the Board in February 2020. Mr. Hughes was identified as a potential director candidate to the Nominating and Corporate Governance Committee (the “NCGC”) by Mr. Roche, who knew of Mr. Hughes’s extensive experience as a leader of an international, independent insurance broker in the property and casualty industry. Once he was identified, the NCGC reviewed Mr. Hughes’s qualifications following the process described below under “Consideration of Director Nominees” on page 13 and recommended his election to the Board.

Information regarding the business experience and qualifications of each nominee and continuing director is provided below. For a description of the skill set that the Board seeks in a director and how the individual director qualifications set forth below tie to the Board’s expectations, see “Director Qualifications” on page 13.

Director Nominees

Jane D. Carlin Age: 64 Director since 2016

Ms. Carlin has provided advisory and consultancy services to financial services companies since 2012. Prior to that, Ms. Carlin served in senior roles with leading companies, including Morgan Stanley Group Inc. and Credit Suisse Group AG. At Morgan Stanley, she held a number of leadership positions, most recently, as managing director, global head of financial holding company governance and assurance, from 2006 to 2012, and previously from 1987 to 2003, when she served as managing director and deputy general counsel. From 2003 to 2006, Carlin was managing director and global head of bank operational risk oversight at Credit Suisse. In 2010, Carlin was appointed by the U.S. Treasury Department as chair of the Financial Services Sector Coordinating Council for Critical Infrastructure Protection and Homeland Security (FSSCC) and served in that role until 2012. Prior to that, from 2009 to 2010, she served as vice chair of the FSSCC and as chair of its Cyber Security Committee. Ms. Carlin serves as a trustee of iShares Trust and iShares U.S. ETF Trust. Ms. Carlin also served as a director of PHH Corporation, a publicly traded provider of end-to-end mortgage solutions, from September 2012 until its acquisition by Ocwen Financial Corporation in October 2018. We believe Ms. Carlin’s qualifications to serve on our Board include her many years of management experience in compliance, risk oversight, and cyber security in the financial services industry, and her experience on the boards of other publicly traded companies.

Ms. Carlin is a member of the Audit Committee.  If re-elected, Ms. Carlin’s term will expire in 2023.

Daniel T. Henry Age: 70 Director since 2014

Until his retirement, Mr. Henry served as Chief Financial Officer of American Express Company, a global financial services company, from 2007 to 2013. Mr. Henry joined American Express in 1990 and served in a variety of senior finance roles including Comptroller. Prior to joining American Express, Mr. Henry was a Partner with Ernst & Young LLP. Mr. Henry is also a director of Veritiv Corporation, a publicly traded company that provides business-to-business distribution solutions. Mr. Henry previously served as a director of Groupon, Inc., a publicly traded operator of online local marketplaces, from 2012 to 2016. We believe Mr. Henry’s qualifications to serve on our Board include his experience as a CFO at a major financial services company, and his experience on the boards of directors of other publicly traded companies.

Mr. Henry is a member of the Compensation and Human Capital Committee. If re-elected, Mr. Henry’s term will expire in 2023.

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Wendell J. Knox Age: 72 Director since 1999

Until his retirement in 2009, Mr. Knox was President and CEO of Abt Associates Inc., a policy research and business consulting firm, where he had been employed since 1969. Mr. Knox is also a director of Abt Associates Inc. and is a trustee of the Natixis and Loomis Sayles Mutual Fund Complex, a fund complex comprised of 52 funds. He also serves on the Advisory Board of Maine Pointe, LLC, a logistics and supply chain management consulting firm. We believe Mr. Knox’s qualifications to serve on our Board include his experience as a CEO, combined with his corporate governance expertise and experience with other boards of directors.

Mr. Knox is a member of the Compensation and Human Capital Committee. If re-elected, Mr. Knox’s term will expire in 2023.

Kathleen S. Lane Age: 62 Director since 2018

Ms. Lane served as Executive Vice President and Chief Information Officer at The TJX Companies, Inc. from 2008 to 2013. Prior to joining TJX, Ms. Lane was Group Chief Information Officer at National Grid plc from 2006 to 2008. In addition, she served as Chief Information Officer at the Gillette Company, GE Oil & Gas, and GE Vendor Financial Services. Ms. Lane also served as Director, Technology Services of Pepsi Cola International and began her career at The Procter & Gamble Company. Ms. Lane is also a director of Armstrong Flooring, Inc., a leading global producer of flooring products. Ms. Lane previously served as a director of EarthLink Holdings Corp., an IT services, network and communications provider, from 2013 to 2017, and of Bob Evans Farms, Inc., an operator of over 500 restaurants and a producer and distributer of food products, from 2014 to 2018. We believe Ms. Lane’s qualifications to serve on our Board include her many years of executive and management experience as a Chief Information Officer at leading companies and her experience on other public company boards of directors.

Ms. Lane is a member of the Audit Committee. If re-elected, Ms. Lane’s term will expire in 2023.

Directors Continuing in Office

Kevin J. Bradicich Age: 62 Director since 2018

Mr. Bradicich served as Senior Partner at McKinsey & Company, Inc. until his retirement in 2017. Mr. Bradicich began his career at McKinsey in 1983 and also held the titles of Manager, Principal and Director while with the firm. He spent the last 25 years at McKinsey focused on serving insurance company clients. While at McKinsey, Mr. Bradicich was a core member of the firm’s Global Insurance Practice’s leadership group. During his career, he also led the firm’s North American Property and Casualty Insurance Practice and helped lead the Practice’s and the firm’s people processes. We believe Mr. Bradicich’s qualifications to serve on our Board include his experience as a Senior Partner at McKinsey, including his 25 years of experience focused on advising boards and senior executives at global insurance company clients on all aspects of their business.

Mr. Bradicich is a member of the Nominating and Corporate Governance Committee. Mr. Bradicich’s term expires in 2021.

P. Kevin Condron Age: 74 Director since 2007

Mr. Condron has served as Executive Chair of The Granite Group LLC, a plumbing and heating wholesaler, and one of its predecessor companies, since 1972. Mr. Condron is a director of TD Bank, Inc., a financial services company, and is former Chair of the Board of Trustees at the College of the Holy Cross. We believe Mr. Condron’s qualifications to serve on our Board include his experience as a CEO, his experience on numerous other boards of directors, including TD Bank, which was a public company during much of his tenure on that board, and his experience as an entrepreneur with substantial business experience.

Mr. Condron is Chair of the Board and a member of the Nominating and Corporate Governance Committee. Mr. Condron’s term expires in 2021.

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Cynthia L. Egan Age: 64 Director since 2015

From 2007 until her retirement in 2012, Ms. Egan was President, Retirement Plan Services for T. Rowe Price Group, a global investment management organization. From 1989 to 2007, Ms. Egan held progressively senior positions with Fidelity Investments, a multinational financial services corporation, serving as Executive Vice President, Head of Fidelity Institutional Services Company, President of the Fidelity Charitable Gift Fund, and executive vice president of Fidelity Management Research Co. From 2014 to 2015, she was appointed as an advisor to the U.S. Department of Treasury specializing in retirement security. Ms. Egan began her professional career at the Board of Governors of the Federal Reserve in 1980, and prior to joining Fidelity, worked at KPMG Peat Marwick and Bankers Trust Company. Ms. Egan is also a director of UNUM Corporation, a publicly traded insurance company providing group long-term disability insurance, employee benefits, individual disability insurance and special risk reinsurance, and of the BlackRock Fixed Income Funds Complex, a fund complex comprised of 110 mutual funds. From 2013 to 2016, she was a director of Envestnet, Inc., a publicly traded provider of wealth management software and services. Ms. Egan also serves as Chair of the Board of Visitors of the University of Maryland School of Medicine. We believe Ms. Egan’s qualifications to serve on our Board include her many years of management experience in the financial services industry at Fidelity and T. Rowe Price and her experience on other public company boards of directors.

Ms. Egan is Vice Chair of the Board and Chair of the Compensation and Human Capital Committee. Ms. Egan’s term expires in 2021.

Martin P. Hughes Age: 71 Director since 2020

Mr. Hughes serves as non-executive Chair of the Board of Directors of HUB International Limited (“HUB”), a privately held insurance brokerage firm providing an array of property, casualty, risk management, life and health, employee benefits, investment, and wealth management products and services across North America. Mr. Hughes previously served as Chair and CEO of HUB from 1999 to 2018, including while it was a public, New York Stock Exchange-listed company, before its sale to private investors. In addition, Mr. Hughes was Executive Chair of HUB from 2018 to January 2020. He joined Mack and Parker, Inc., an independent insurance agency (now a part of HUB), in 1973, where he served as President from 1990 to 1999, and as Chair from 1999 to 2001. Mr. Hughes has also served as chair of both the Council of Insurance Agents & Brokers, an association of the top commercial insurance and employee benefits intermediaries, as well as Assurex Global, a leading worldwide insurance services organization. We believe Mr. Hughes’s qualifications to serve on our Board include his over 40 years of experience in the insurance brokerage industry, his knowledge of both the property and casualty insurance industry and the agency and brokerage sales channel, his prior service as chief executive officer of a public company, and his many years of management and transactional experience in the insurance industry.

Mr. Hughes’s term expires in 2022.

Joseph R. Ramrath Age: 63 Director since 2004

Mr. Ramrath has been Managing Director of Colchester Partners LLC, an investment banking and strategic advisory firm, since 2002. Mr. Ramrath was Executive Vice President and Chief Legal Officer of the United Asset Management division of Old Mutual plc, an international financial services firm headquartered in London, England, from 2000 to 2002. Prior to that, he was Senior Vice President, General Counsel and Secretary of United Asset Management Corporation from 1996 until its acquisition by Old Mutual in 2000. Earlier in his career, Mr. Ramrath was a partner at Hill & Barlow, a Boston law firm, and a certified public accountant with Arthur Andersen & Co. We believe Mr. Ramrath’s qualifications to serve on our Board include his accounting, financial and legal background, his experience as a member of management and on the board of directors with other public companies, as well as his years of experience as an advisor to investment advisory companies.

Mr. Ramrath is Chair of the Nominating and Corporate Governance Committee. Mr. Ramrath’s term expires in 2022.

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John C. Roche Age: 56 Director since 2017

Mr. Roche became President and Chief Executive Officer in November 2017. Prior to that, he served as Executive Vice President and President, Hanover Agency Markets since February 2017. Until February 2017, Mr. Roche was Executive Vice President, President Business Insurance since 2013 and head of Field Operations since 2014. Prior to that, he served as Senior Vice President, President Business Insurance from 2009 to 2013 and has held the following other positions since joining the Company in 2006: Vice President, Field Operations and Vice President, Underwriting and Product Management, Commercial Lines. From 1994 to 2006, Mr. Roche served in a variety of leadership positions at St. Paul Travelers Companies, Inc., last serving as Vice President, Commercial Accounts. Previously, Mr. Roche served in a variety of underwriting and management positions at Fireman’s Fund Insurance Company and Atlantic Mutual Insurance Company. We believe Mr. Roche’s qualifications to serve on our Board include his more than twenty-five years of experience in the property and casualty insurance industry, his management experience leading significant business units both at the Company and at St. Paul Travelers and his detailed understanding of the Company and its business.

Mr. Roche’s term expires in 2022.

Harriett “Tee” Taggart Age: 71 Director since 2009

Ms. Taggart currently manages a professional practice, Taggart Associates. She also serves as an endowment investment committee member, evaluating global portfolio managers and asset allocation strategies, for several major non-profit organizations. From 1983 through 2006, Ms. Taggart was a Partner, Senior Vice President and sector portfolio manager at Wellington Management LLC, a global investment company. Ms. Taggart is a director of Albemarle Corporation, a publicly traded specialty chemical manufacturer. Ms. Taggart served as a trustee of the Eaton Vance Mutual Fund Complex from 2011 to 2018. Ms. Taggart is also on the boards of trustees and advisory committees of several non-profit organizations and active in a number of corporate governance organizations. We believe Ms. Taggart’s qualifications to serve on our Board include her four decades of experience in the financial services industry, as well as her executive leadership and management experience and experience with other public company boards of directors.

Ms. Taggart is a member of the Audit Committee. Ms. Taggart’s term expires in 2021.

Director Independence

Under the New York Stock Exchange (“NYSE”) rules, a member of the Board only qualifies as “independent” if the Board affirmatively determines the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company’s Corporate Governance Guidelines include standards to assist the Board in determining whether a director has a material relationship with the Company. The standards conform to the standards established by the NYSE. The portion of our Corporate Governance Guidelines addressing director independence is attached to this Proxy Statement as Appendix A.

Until his retirement on January 1, 2020, Mr. Hughes served as executive chairman of HUB, at which time he continued to serve as chairman, but he was no longer an executive or employee of HUB. We conduct regular business activities with HUB. Most significantly, HUB is one of the Company’s appointed agents, placing both commercial lines and personal lines business with us. The Board and the NCGC examined these relationships, as well as those of Mr. Hughes’s immediate family member who is a HUB executive, in light of the independence standards adopted by the NYSE and our Corporate Governance Guidelines and concluded that Mr. Hughes is independent under these standards. This conclusion was supported by the fact that the commission amounts paid to HUB did not exceed the relevant objective thresholds set forth in the applicable independence standards, Mr. Hughes is no longer an executive or employee of HUB, and because neither Mr. Hughes nor his family member are directly or indirectly involved in any transactions with the Company or any of its subsidiaries, nor will either of their compensation be directly or indirectly impacted by such transactions.

After review by and following the recommendation of, the NCGC, the Board determined that every director and nominee for director is independent under the applicable standards, with the exception of Mr. Roche, who is the President and Chief Executive Officer of the Company.

There are no family relationships among any of the directors, director nominees or executive officers of the Company.

Related-Person Transactions

The Board has established a written procedure for the review, approval and/or ratification of “transactions with related persons” (as such term is defined by the SEC, provided that the dollar threshold for review and approval in our policy is $100,000, which is more stringent than the $120,000 threshold established by the SEC). Pursuant to such policy, any related-person transaction

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must be presented to the Audit Committee for review, and the Audit Committee may approve, ratify or reject the transaction. In the event management determines that it is impractical to convene an Audit Committee meeting to consummate a particular transaction, the Chair of the Audit Committee (or the Independent Presiding Director, in the event the Chair or any of his or her immediate family members is the “related person”) has the authority to approve the transaction. The Chair of the Committee, or Independent Presiding Director, as applicable, shall report to the Audit Committee at its next meeting any approval under this policy pursuant to this delegated authority. No member of the Audit Committee may participate in any approval or ratification of a transaction with respect to which such member or any of his or her immediate family members is the related person. In preparing the Company’s SEC filings and in determining whether a transaction is subject to this policy, the Company’s General Counsel is entitled to make the determination of whether a particular relationship constitutes a material interest by a related person. In evaluating a transaction with a related person, the Audit Committee shall consider all relevant facts and circumstances available to it and shall approve or ratify only those transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders, as it determines in good faith.

The Company employs the daughter of Ann K. Tripp, Executive Vice President, Chief Investment Officer and Treasurer and President, Opus Investment Management, Inc., who received compensation (salary and bonus) of approximately $130,000 in 2019. Ms. Tripp’s daughter does not report either directly or indirectly to Ms. Tripp, and Ms. Tripp was not involved in the recruiting or hiring of this family member, or in any decisions affecting her individual compensation. Her compensation was established by the Company in accordance with its compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

Although the approval of employment of a related person who works for the Company in the ordinary course of business and whose employment is consistent with the Company's policies and practices with respect to the employment of non-related persons in similar positions is not required under our policy, the Audit Committee reviewed and approved this employment relationship in 2019. The Company and the Board are unaware of any transactions that required approval under the related-person transaction policy in 2019.

The Related Person Transaction Policy can be found on the Company’s website at www.hanover.com under “About Us-Corporate Governance—Company Policies.” For a printed copy of the policy, shareholders should contact the Company’s Corporate Secretary.

Board Leadership Structure

We separate the roles of CEO and Chair of the Board in recognition of the differences between the two positions.

Leadership Structure CEO Responsible for setting the strategic direction for the Company and for the day-to-day leadership and performance of the Company Chair of the Board Provides guidance to the CEO, sets the agenda for Board meetings and presides over shareholder meetings and meetings of the full Board

Leadership Structure CEO Responsible for setting the strategic direction for the Company and for the day-to-day leadership and performance of the Company Chair of the Board Provides guidance to the CEO, sets the agenda for Board meetings and presides over shareholder meetings and meetings of the full Board

Additionally, we believe that separating the roles and having an independent Chair of the Board or a designated lead director is consistent with corporate governance best practices and better supports effective management oversight and risk management. We have separated these roles since 2002. While we believe these goals can be achieved without necessarily separating the CEO and Chair designations, we also take into consideration Mr. Condron’s demonstrated skill in leading our Board and counseling management.

Mr. Condron’s duties as Chair of the Board are determined by the Board and include presiding over Board and shareholder meetings and over executive sessions of non-management directors (including the Committee of Independent Directors). The Chair of the Board may also be appointed to any committee of the Board. Mr. Condron is a member of the NCGC.

On February 24, 2020, the Board elected Ms. Egan Vice Chair. In anticipation of Mr. Condron’s mandatory retirement from the Board in May 2021 in accordance with the Company’s director retirement policy, Ms. Egan was elected Vice Chair to assist in the Board’s orderly transition to a new independent Chair, with the expectation that she will be elected as Chair following Mr. Condron’s retirement. As Vice Chair, Ms. Egan helps facilitate the functioning of the Board by assuming the duties and responsibilities that may be assigned to her from time to time by the Chair or the full Board of Directors and, in the event Mr. Condron is not present at a meeting, assuming the duties of the Chair.

It is the Board’s practice that in advance of regularly scheduled Board and committee meetings, the Chair of the Board, each Board committee chair and the CEO convene to discuss and set the agendas for the respective meetings, based principally on a

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review of an annual topical calendar, prior discussions among directors and current topics of interest or concern. It is Mr. Condron's practice to speak with each director following regularly scheduled Board meetings and to have other regular discussions with directors as he deems appropriate, to solicit ongoing feedback and reinforce inclusiveness and engagement. He also typically meets individually with the CEO, chief financial officer, and general counsel of the Company following each Board meeting and as he otherwise deems appropriate.

The Board generally convenes in executive session (i.e., with no members of management present) in connection with regularly scheduled Board meetings and at other times as deemed appropriate. In addition, the Board regularly meets with the Chief Executive Officer with no other members of management present. Directors have regular access to other members of senior management.

Board Meetings and Attendance

During 2019, there were six meetings of the full Board of Directors. In addition to formal Board and committee meetings held throughout the year, directors routinely engage in communications and interactions and convene informal telephonic or in-person meetings for discussion or planning purposes. The Board routinely convenes meetings at its headquarters in Worcester, Massachusetts, and periodically convenes meetings at other locations.

All of the directors attended at least 75% of the Board and committee meetings held in 2019 while they were members. In addition, all continuing directors and director nominees are expected to attend the Annual Meeting. All the directors serving at the time were present at last year’s annual meeting.

Board Committees

The standing committees of the Board consist of the Committee of Independent Directors (the “CID”), the Audit Committee, the Compensation and Human Capital Committee, and the NCGC. Each committee is composed solely of directors determined by the Board to be independent. The responsibilities of each of the committees are set forth in their charters, which are reviewed annually. Committee charters are available on the Company’s website, www.hanover.com, under “About Us-Corporate Governance-Committee Charters.” For a printed copy of any committee charter, shareholders should contact the Company’s Corporate Secretary.

The current members of the committees of the Board are:

Board Committees
Director	Independent	Committee of Independent Directors	Audit Committee	Compensation and Human Capital Committee	Nominating and Corporate Governance Committee

Kevin J. Bradicich	✓	✓			✓
Jane D. Carlin	✓	✓	✓
P. Kevin Condron (Chair)	✓	✓			✓
Cynthia L. Egan (Vice Chair)	✓	✓		✓ (Chair)
Daniel T. Henry	✓	✓		✓
Martin P. Hughes	✓	✓
Wendell J. Knox	✓	✓		✓
Kathleen S. Lane	✓	✓	✓
Michael D. Price	✓	✓	✓ (Chair)
Joseph R. Ramrath	✓	✓			✓ (Chair)
Harriett “Tee” Taggart	✓	✓	✓
Number of meetings held in 2019†		6	16	7	8
(Chair)	Denotes the Chair of the applicable committee
†	Does not include informal meetings held by the committees throughout the year

Committee of Independent Directors

The CID, consisting of all the independent members of the Board, discharges such responsibilities as are referred to it from time to time by the Board or one of its committees. In particular, the CID is responsible for reviewing and approving the recommendations of the Compensation and Human Capital Committee and the NCGC, as applicable, with respect to establishing performance criteria (goals and objectives) for our CEO, evaluating the CEO’s performance and approving CEO compensation. In addition to meeting the independence requirements under the NYSE regulations, each committee member participating in approving the CEO’s compensation must also meet the independence requirements under Section 16 (“Section 16”) of the Securities Exchange Act of 1934 (the “Exchange Act”). The independent members of the Board typically meet in executive session at every scheduled Board meeting and from time-to-time meet informally or by telephonic committee meetings. Topics of discussion at executive sessions include, among other things: the Company’s strategy, annual business plan and progress; key risks and challenges

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facing the Company; leadership development and succession; and other matters addressed during regular Board sessions with management.

Audit Committee

The Board has made a determination that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and experience and satisfy the independence requirements of the Sarbanes-Oxley Act of 2002. Accordingly, the Audit Committee is independent from management. The Board has determined that Mr. Price is an Audit Committee financial expert and Mses. Carlin, Lane and Taggart are financially literate, in each case as defined by SEC regulations. The Audit Committee is, among other things, responsible for the selection and engagement, compensation, retention, evaluation, oversight and, when deemed appropriate, termination of the Company’s independent, registered public accounting firm. The Audit Committee annually evaluates the performance of the Company’s independent, registered public accounting firm, and determines whether to reengage it or consider other audit firms. Some of the factors considered by the Audit Committee in deciding whether to retain PwC, the Company’s independent, registered public accounting firm, include:

•	PwC’s technical expertise and capabilities with respect to audit and non-audit services;
•

PwC’s depth of knowledge of the Company’s operations and businesses, accounting policies and practices, and internal control over financial reporting, and PwC’s tenure as independent auditor, including the relative benefits compared to any concerns that may be associated with a longer tenure;

•	PwC’s independence and processes for maintaining its independence;
•	the quality and candor of PwC’s communications with the Audit Committee and management; and
•	the appropriateness of PwC’s fees relative to the scope and efficiency of the audit and non-audit services provided.

The committee also has oversight responsibility for the Company’s General Auditor and must approve matters related to the General Auditor’s employment and compensation. The Audit Committee generally meets in executive session separately with representatives of PwC, the Chief Financial Officer and the General Auditor, and by themselves, following regularly scheduled, in-person committee meetings. The Audit Committee also meets from time to time in executive sessions with the Company’s Chief Actuary, Chief Risk Officer and General Counsel.

The Audit Committee reviews and discusses the Company’s financial statements and earnings press releases with management and PwC prior to their release. Among its other responsibilities, as set forth in its charter, the Audit Committee reviews the arrangements for and the results of the auditor’s examination of the Company’s books and records, auditors’ compensation, internal accounting control procedures, and activities and recommendations of the Company’s internal auditors, as well as any reports relating to the integrity of our financial statements, internal financial controls or auditing matters that are reported on our anonymous Alertline. The Audit Committee also reviews the Company’s significant accounting policies, control systems, reserving practices, information security and disaster recovery programs, compliance with legal and regulatory requirements, outstanding major litigation (if applicable), and major enterprise risks, as well as the resources of PwC dedicated to or otherwise supporting the Company’s audit. As noted above, the committee is also responsible for reviewing related-person transactions and assisting the Board in assessing the adequacy of the Company’s enterprise risk management program. The Audit Committee receives periodic reports regarding developments in the regulatory environment and relevant legislative reforms.

Compensation and Human Capital Committee

The Compensation and Human Capital Committee has oversight responsibility with respect to compensation matters involving directors and executive officers of THG and makes compensation decisions regarding our executive officers (other than the CEO). In conjunction with the Chair of the Board and the NCGC, the Compensation and Human Capital Committee annually reviews the CEO’s performance and other relevant external factors and makes a recommendation to the CID for the CEO’s annual compensation. It also provides general oversight of the Company’s compensation structure, including compensation plans and benefits programs applicable to all employees, and oversees a risk-based analysis of the Company’s incentive arrangements. Except to the extent reviewed by the Board of Directors, the Committee is also tasked with periodically reviewing the Company’s strategies, policies, practices and experience relating to recruiting and retention, personnel practices, succession planning, corporate culture and human capital development, including policies and practices relating to inclusion and diversity (“I&D”) and pay equity.

In addition to meeting the independence requirements under the NYSE regulations, each committee member must meet the independence requirements under Section 16. Each of the members of the Compensation and Human Capital Committee satisfies the independence requirements of the NYSE rules and applicable SEC requirements. The Compensation and Human Capital Committee may delegate any of its responsibilities to a subcommittee comprised of one or more of its members.

Use of Independent Outside Compensation Consultant

In executing its compensation responsibilities, the Compensation and Human Capital Committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) to assist it in making compensation decisions and to provide related information and advice.

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During 2019, a representative of F.W. Cook:

•	regularly attended, either in person or telephonically, Compensation and Human Capital Committee meetings;
•	periodically participated in executive sessions of the committee, at which no members of management were present;
•	provided relevant market and comparative data and information;
•	provided advice regarding compensation trends and developments;
•	provided input to the committee and management regarding the selection of peer companies against which to evaluate compensation levels and practices;
•	assisted in the review and design of our director and executive compensation programs;
•	provided advice with respect to compensation decisions relating to our executive officers and directors; and
•	reviewed and provided comments to the executive compensation disclosure in this Proxy Statement.

F.W. Cook was selected by, and reports to, the Compensation and Human Capital Committee. F.W. Cook is not engaged by the Company for any other purpose, and the Compensation and Human Capital Committee reviews all compensation payable to this firm.

Pursuant to its charter, the Compensation and Human Capital Committee may select its outside compensation consultant only after taking into consideration factors relevant to that consultant’s independence, including such factors required to be considered under the listing standards of the NYSE. The Compensation and Human Capital Committee reviewed such factors as it deemed appropriate, including all such factors required by the NYSE listing standards, and is satisfied as to F.W. Cook’s independence from the Company and its management.

Compensation Committee Interlocks and Insider Participation

During 2019, our Compensation and Human Capital Committee consisted of Ms. Egan and Messrs. Henry and Knox. None of our executive officers serve, or during 2019 did serve, as a member of the board of directors or compensation committee of any company that has one of its executive officers serving as a member of our Board or Compensation and Human Capital Committee.

Nominating and Corporate Governance Committee

The NCGC advises and makes recommendations to the Board on all matters concerning directorship and corporate governance practices and the selection of candidates as nominees for election as directors. The NCGC coordinates and oversees the Board’s evaluation of the individual directors who are eligible for re-nomination and election at each annual meeting of shareholders. The committee recommended this year’s candidates for election and, in consultation with the Chair of the Board, recommends Board member committee assignments to the full Board. The NCGC is responsible for facilitating the Board’s annual review of the performance of the President and CEO. The NCGC also monitors the Company’s corporate citizenship, charitable giving, sustainability and environmental, social and governance (“ESG”) efforts, as well as shareholder advocacy matters.

Director Evaluation Process

The NCGC leads an annual review of the Board that examines, at the Board level and at each committee level, overall effectiveness across multiple evaluation areas, including: governance processes; Board composition and function; meeting content, structure and preparation; and management’s interaction with the Board. The NCGC facilitates discussion of the results of the assessment annually among the Board and each Board committee, with the Chair leading the process for the full Board and each committee chair leading the process for their own committee. Our evaluation process encompasses an examination of the Board as a whole, each Board committee, and each individual director whose term is expiring at the next annual meeting, to determine if that director should be re-nominated for another term. Evaluations of individual directors who are up for re-nomination include a peer review questionnaire that is completed by each of the other directors and reviewed by the Board Chair and NCGC Chair. The NCGC considers the feedback in its assessment of individual member contributions when making its nomination recommendations to the full Board, who then make final determinations regarding Board-nominated candidates. In addition to the formal director evaluation process, the Chair solicits informal feedback from directors during his follow-up calls to each director after the conclusion of every regularly scheduled Board meeting. The Board leverages third-party software to facilitate, streamline and provide anonymity to the review process, with a view toward facilitating candor and encouraging constructive insight.

Consideration of Director Nominees

The NCGC may identify candidates for nomination to the Board through several sources, including recommendations of non-management directors, shareholders, the CEO, other executive officers, an outside search firm or other resources. Committee members review the backgrounds of candidates in light of the current needs of the Board, interview qualified candidates, conduct inquiries with references and review available information pertaining to the candidate’s qualifications and background.

Director Qualifications

Members of the Board and nominees for election should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company and its shareholders. To maintain a majority of

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independent directors on the Board, as required by our Corporate Governance Guidelines, the NCGC and the Board have a strong preference that nominees meet our independence standards. Board members and nominees should demonstrate initiative, be participatory and contribute a perspective based on practical experience and mature judgment. The Board seeks members who represent a broad array of experiences and expertise in the context of the evolving needs of the Board. While we do not have a policy in this regard, when evaluating a candidate for Board membership, the NCGC and the Board may also take into consideration factors such as diversity of race, gender, ethnicity and age. In addition, without the approval of the NCGC, nominees who are CEOs (or others with similar responsibilities) should serve on no more than two other public company boards, and other nominees should serve on no more than three other public company boards. All directors and nominees for election are in compliance with this policy.

The NCGC maintains a comprehensive skills and experience matrix for evaluating the background and skill set of the Board on both an individual director and collective basis. The matrix details key competencies, demographic information, and outside public company board, committee, committee chair and CEO experience. The NCGC tracks each director’s level of current and developing expertise across the key competencies in order for the Board to ensure that it can effectively oversee the long-term success of the Company and to align with the Company’s goal of being a premier property and casualty company in the independent agency channel.  The categories of key competencies include, among other things: property and casualty insurance (beyond Company Board service), senior management, financial services, finance/accounting, investments/capital markets, technology, and governance. The Board seeks director candidates whose skills, experience, and expertise can augment the key competencies the NCGC and the Board have identified.

Shareholder Nominees

The NCGC will consider qualified director candidates recommended in writing by shareholders. Shareholders who wish to suggest qualified candidates for consideration by the committee may do so by writing to the Company’s Corporate Secretary, giving the candidate’s name, biographical data, qualifications and evidence the candidate has agreed to serve if nominated and elected. All such submissions will be forwarded to the NCGC chair. To allow the committee sufficient time to consider a candidate in advance of an annual meeting, a shareholder should submit recommendations to the Company’s Corporate Secretary by no later than December 31st of the year prior to the annual meeting. Shareholder-proposed candidates who meet the committee’s minimum qualification standards, discussed in the preceding paragraphs, will be evaluated in the same manner as other candidates considered by the committee for Board nomination.

Pursuant to the Company’s by-laws, shareholders seeking to nominate a candidate for election to the Board without approval of the Board must deliver written notice of such nomination to the Company’s Corporate Secretary not less than 60 days or more than 90 days prior to the Annual Meeting. The notice must set forth the name, address and number of shares of THG stock held by the shareholder submitting the nomination, as well as information concerning the nominee that is required to be disclosed pursuant to the Exchange Act in a proxy statement soliciting proxies for the election of such nominee as a director, including a signed consent of the nominee to be named in a proxy statement and to serve as a director. In addition, the notice must be accompanied by a petition signed by at least 100 record holders of our Common Stock, representing in the aggregate at least one percent of the outstanding shares entitled to vote on the election of directors.

Communicating with the Board

Shareholders and other interested parties can communicate with the Board, including the non-management directors and the Chair, by writing to The Hanover Insurance Group, Inc., Board of Directors, Attn: Corporate Secretary, 440 Lincoln Street, Worcester, Massachusetts 01653, through the website www.HanoverAlertLine.com or by calling 1-800-533-2547. An independent third-party service retrieves all submissions to the website and answers all calls to the toll-free telephone number and passes the information on to our General Counsel, our General Auditor and the chair of the Audit Committee, who, when appropriate, transmit the information to the appropriate member of the Board. Communications may be anonymous or confidential. Complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the chair of the Audit Committee. Other concerns will be referred to the Chair of the Board. All shareholder-related complaints and concerns will be received, processed and acknowledged by the Board. Further information regarding communications with the Board may be found at the Company’s website, www.hanover.com, under “About Us-Corporate Governance—Contact the Board.”

Director Compensation

The Compensation and Human Capital Committee (the “Committee”) is responsible for advising the Board with respect to the Company’s director compensation practices and programs. In executing such responsibilities in 2019, the Committee reviewed relevant market data provided by F.W. Cook to assist it in developing compensation recommendations. The market data considered included an analysis of data from the Comparative Proxy Data Companies (for more information on these companies, please see page 27), general industry survey data from F.W. Cook’s 2018 Non-Employee Director Compensation Report (a comprehensive survey source comprised of 300 randomly selected companies from various industries categorized based on their revenue and market capitalization) and a review of recent trends and developments in director compensation. The Committee presented its

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     14

recommendations to the full Board which, at its May meeting, made its decision for the succeeding year (beginning immediately following the Annual Meeting of Shareholders and running until the next Annual Meeting of Shareholders (the “Annual Compensation Cycle”)). In setting director compensation, the Board considered competitive pay levels in light of the amount of time directors expend in fulfilling their duties to the Company, as well as the level of skill and expertise the Company requires of its Board. Additionally, awards to directors under the Company’s 2014 Long-Term Incentive Plan (the “2014 Plan”) must comply with the annual limits contained in the plan.

Based upon its review of the information provided above and the Committee’s recommendation, for the 2019/2020 Annual Compensation Cycle, the Board elected not to make any changes to director compensation.

Fees	2019/2020 Annual Compensation Cycle

Annual Director Retainer
Stock Component (issued pursuant to the 2014 Plan)	$135,000
Cash Component	$95,000

Chair of the Board Retainer	$125,000

Committee Chair Retainers*
NCGC	$21,000
Compensation	$25,000
Audit	$36,000

Committee Member Annual Retainer
NCGC	$10,000
Compensation	$11,000
Audit	$15,000

*	Includes both committee chair and committee member retainer.

Additionally, the Company’s charitable foundation provides matching contributions to gifts made by directors to qualified charities, up to $5,000 per director per calendar year.

At the election of each director, (i) cash retainers may be converted to Common Stock, and (ii) cash and stock compensation may be deferred pursuant to our non-employee director deferral plan. Deferred cash amounts are accrued in a bookkeeping account that is credited with notional interest based on the so-called General Agreement on Tariffs and Trade (“GATT”) rate (3.36% for 2019 and 2.28% for 2020, as determined using the November 2018 and 2019 published rates, respectively).

Mr. Roche, as an employee of the Company, receives no additional compensation for his service as a member of the Board.

Director Compensation Table

The following table sets forth the total compensation of our non-employee directors for the 2019/2020 Annual Compensation Cycle. Unless otherwise indicated, all amounts were paid in 2019.

Name	Fees Earned in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($) (2)	Total ($)

Kevin J. Bradicich	105,031		134,969		1,000	241,000
Jane D. Carlin	110,031	(3)	134,969	(3)	5,000	250,000
P. Kevin Condron	230,031	(3)	134,969	(3)	5,000	370,000
Cynthia L. Egan	120,031		134,969		5,000	260,000
Daniel T. Henry	106,031		134,969		5,000	246,000
Martin P. Hughes (4)	20,658		29,260		—	49,918
Wendell J. Knox	106,031	(3)	134,969	(3)	5,000	246,000
Kathleen S. Lane (5)	110,031		134,969		—	245,000
Michael D. Price	131,031		134,969		5,000	271,000
Joseph R. Ramrath	116,031		134,969		5,000	256,000
Harriett “Tee” Taggart	110,031		134,969		5,000	250,000

(1)

The amounts in this column reflect the grant date fair value of the annual stock retainer computed in accordance with FASB ASC Topic No. 718. Amounts calculated are based on the closing price of our Common Stock on the NYSE on the date of grant. To the extent applicable, assumptions used in the calculation of grant date fair value amounts are included in Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2019 included in the Company’s Annual Report.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     15

None of our non-employee directors held any stock options or other unvested stock-based awards as of December 31, 2019. For information on the shareholdings for our directors, please see “Stock Ownership by the Company’s Directors and Executive Officers” on page 3.

(2)	Consists of matching contributions by the Company’s charitable foundation to qualified charitable organizations.
(3)	All or a portion of this amount has been deferred at the election of the director.
(4)	Annual cash and stock retainers for the 2019/2020 Annual Compensation Cycle were pro-rated to reflect the fact that Mr. Hughes joined the Board and was paid for his Board service on February 24, 2020.
(5)

Amounts do not include the pro-rated Audit Committee membership retainer that Ms. Lane received on February 25, 2019 as part of the 2018/2019 Annual Compensation Cycle and that was reported in the director compensation table in the 2019 proxy statement.

Board’s Role in Risk Oversight

The Board is responsible for overseeing the Company’s risk management program. The Company, being primarily in the business of risk, has established an enterprise-wide risk management group to monitor, assess, manage and mitigate material risks to the Company. The Board, directly or through its standing committees, regularly receives reports and presentations from key members of the enterprise-wide risk management group and management, including the Company’s CEO, Chief Financial Officer, Chief Risk Officer, Chief Information Security Officer and General Counsel on matters which, in its or management’s view, merit attention from a risk management perspective, such as catastrophe risks, counterparty risks, reserves, insured exposure aggregation levels, ex-catastrophe underwriting risk, reinsurance levels and creditworthiness of our reinsurers, the investment portfolio, litigation and regulatory matters, technology and information security, capital considerations, acquisitions, growth plans, matters relating to human capital management, leadership and succession, other operational risks, and material ESG risks. Management presentations, business updates and financial and strategic planning discussions with the Board and its committees regularly incorporate a discussion of risks and plans for mitigating or managing such risks, including emerging risks that could impact the Company’s long-term strategy.

In order to assist the Board in its responsibility to assess the adequacy of the Company’s risk management program, the Audit Committee regularly reviews with management certain financial and business risk exposures and the steps management has taken to monitor and control such risk exposures, including the Company’s enterprise risk assessment and risk management policies and procedures. Throughout the year, the Audit Committee receives periodic reports from the Company’s Chief Risk Officer. The Audit Committee reports to the Board its assessment of the Company’s enterprise risk management policies and procedures.

Additionally, with respect to examining risks associated with the Company’s compensation programs, each year a committee comprised of a cross-section of officers of the Company, including the Chief Risk Officer, conducts a review and risk assessment of the Company’s material incentive compensation plans. The results of this assessment are presented to the Compensation and Human Capital Committee in connection with the committee’s approval of the Company’s executive compensation plans for the upcoming year and are also reviewed by the committee’s independent compensation consultant. The results of the Compensation and Human Capital Committee’s risk assessment are also provided to the other members of the Board. For additional information, see “Risk Management and Compensation” in the Compensation Discussion and Analysis section beginning on page 36.

Director Retirement Policy

It is the policy of the Board that a director submit his or her resignation and retire at the Annual Meeting of Shareholders following his or her attainment of age 75.

Code of Conduct

The Company has adopted a Code of Conduct that is applicable to all directors, officers and employees of the Company, including our Chief Executive Officer, Chief Financial Officer and Corporate Controller. In addition, we expect our agents, contractors and others with whom we do business to act in accordance with our Code of Conduct. The Code of Conduct is available on the Company’s website at www.hanover.com under “About Us–Corporate Governance—Company Policies—Code of Conduct.” For a printed copy of the Code of Conduct, shareholders should contact the Company’s Corporate Secretary. The Company will disclose any amendments to the Code of Conduct (other than technical, administrative or non-substantive amendments), or waivers of provisions of the Code of Conduct for its Chief Executive Officer, Chief Financial Officer or Corporate Controller, on its website within four business days following the date of such amendment or waiver.

Shareholder Engagement

In addition to regular discussions with investors and analysts, the Company engages in investor outreach throughout the year as an avenue to pursue a direct dialogue with interested shareholders in order to learn more about their perspectives, priorities and concerns. Engagement discussions with investors have traditionally included senior management and representatives from our investor relations department. Formal and informal communications with investors enable management and the Board to understand and consider the issues that matter most to our shareholders so that the Company can effectively address them.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     16

ESG, Sustainability and Corporate Responsibility

Our long-term strategy is focused on meeting our commitments to our policyholders and agents, with a view toward delivering outstanding financial results for our shareholders. We recognize that working to make a difference in the world and in the communities where we do business furthers that strategy. We place importance on operating as a socially responsible organization that is committed to treating our policyholders, employees, agents and vendors fairly, protecting our environment, giving back and enriching our communities, and governing our actions with integrity. We fundamentally believe that these values and good corporate citizenship are essential to our success and that by monitoring ESG issues, we can capitalize on ESG opportunities and respond to material ESG risks. The Company sponsors, and our employees are engaged in, many volunteer activities. The Hanover Insurance Group Foundation is an active contributor to non-profit organizations in the communities where we work, with special emphasis on public education systems and youth. Our key corporate values are described as “CARE,” Collaboration, Accountability, Respect and Empowerment.

In 2019, we continued our commitment to sustainability through our employee engagement, CARE values, Foundation and charitable activities, employee training and development and other initiatives. We seek to foster a physical, mental and financially healthy workplace through an array of benefit offerings, including health and dental insurance programs, employee counseling programs, 401(k) and stock purchase plans, business affinity groups and financial counseling. We also continued to advance on our I&D initiatives, as described below.

We invite you to learn more about our commitment to be an involved corporate citizen and a responsible steward of the resources entrusted to us by visiting the Company’s Corporate Responsibility website, www.hanover.com – under “About Us – Corporate Responsibility.”

Inclusion and Diversity

We are committed to the development of all of our employees and to fostering an inclusive and diverse workplace. For our Company, embracing inclusion and diversity means that we appreciate our differences, reinforce inclusive behaviors at all levels and live our CARE values. We believe that when our employees feel accepted and engaged, and contributions from people with different backgrounds and experiences are valued, our business will thrive.

In the third quarter of 2017, we recruited a Director of Inclusion and Diversity, whose responsibility is to lead enterprise-wide I&D efforts. Beginning in 2018, we formally launched company-wide initiatives to begin converting our I&D aspirations into reality.  Some of the highlights of these efforts over the past two years include:

•

Engaged Cook Ross, a certified women-owned, leading I&D consulting firm based outside of Washington, D.C., to conduct a “current state” cultural analysis (including I&D) of our entire organization and deliver findings to our I&D team and to executive leadership;

•	Developed a short- and longer-term I&D strategy and communications plan through 2020;
•	Initiated extensive diversity and bias-awareness training efforts, with assistance from Cook Ross, for our executive and senior leadership teams;
•	Affirmatively incorporated oversight of I&D and corporate culture into the charter of the Compensation and Human Capital Committee;
•	Incorporated an I&D element into incentive compensation metrics for our CEO and entire executive leadership team;
•

Completed I&D workshops for approximately 90% of our employees at all levels, including full-day programs for leaders, and incorporated I&D as part of mandatory new employee training and orientation; and

•	Our CEO, Jack Roche, signed the CEO Action for Diversity and Inclusion Pledge, the largest CEO-driven business commitment to advance diversity and inclusion in the workplace.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     17

ITEM I

ELECTION OF DIRECTORS

The Board currently has twelve members and consists of three classes whose terms end in successive years. There are four nominees for election at the Annual Meeting. Mses. Carlin and Lane, and Messrs. Henry and Knox are each being nominated to serve for a three-year term expiring in 2023. Citing personal reasons, on February 21, 2020, Mr. Price notified the Board of his intention to resign from the Board, effective at the Annual Meeting.

Directors serve until the expiration of their stated term and until their successor has been duly elected and qualified or until their earlier death, resignation, removal or disqualification.

All of the nominees have indicated their willingness to serve and, unless otherwise directed, it is intended that proxies received in response to this solicitation will be voted in favor of the election of each of the nominees.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required to elect director nominees. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

If a nominee who is currently serving as a director is not re-elected at the Annual Meeting, then under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who is nominated but fails to be re-elected is required to promptly tender his or her resignation to the Board, effective at the end of his or her current term. The NCGC will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not vote on the NCGC’s recommendation or the Board’s decision.

In the event that any of the nominees should be unavailable to serve as a director, it is intended that the proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board. The Board and Management have no reason to believe that any of the nominees will be unavailable to serve.

Information as to each nominee and as to directors continuing in office can be found under the section of this Proxy Statement entitled “Corporate Governance.”

The Board recommends a vote FOR each of the director nominees.

The Board recommends a vote FOR each of the director nominees.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     18

ITEM II

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

Each year since our annual meeting in 2011, we have provided our shareholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers. At each meeting, our shareholders overwhelmingly approved the proposal, with more than 95% of the votes cast voting in favor of each proposal. As required by Section 14A of the Exchange Act, we are again seeking advisory shareholder approval of the compensation of our named executive officers, as disclosed in the section of this Proxy Statement entitled “Executive Compensation.” Shareholders are being asked to vote on the following advisory vote:

Voted:

To approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related disclosure).

A substantial percentage of our named executive officers’ compensation is directly tied to stock performance and the attainment of financial and other performance measures the Board believes promote long-term shareholder value and position us for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance-based compensation, the terms of our short- and long-term incentive compensation programs, and the weighting of variable compensation more heavily toward equity awards, are all designed to enable us to attract and retain top talent and align the interests of our executive officers with those of our shareholders, while balancing risk and reward. The Compensation and Human Capital Committee and the Board believe the design of the programs, and the compensation awarded to the named executive officers under the current programs, fulfills these objectives.

Shareholders are urged to read the Compensation Discussion and Analysis section beginning on page 22, which discusses in detail how our compensation programs support our compensation philosophy.

Although the vote is non-binding, the Board and the Compensation and Human Capital Committee will consider the voting results in connection with their ongoing evaluation of the Company’s compensation programs. We currently intend to hold advisory votes on executive compensation annually. Accordingly, we anticipate the next such vote will be held at the Company’s 2021 Annual Meeting of Shareholders.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of this proposal. Abstentions and broker non-votes, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The Board recommends a vote FOR the approval of this proposal.

The Board recommends a vote FOR the approval of this proposal.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     19

ITEM III

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent, external audit firm retained to audit the Company’s financial statements. The firm of PricewaterhouseCoopers LLP (“PwC”) has been appointed by the Audit Committee of the Board to serve as the Company’s independent, registered public accounting firm for 2020. PwC has been retained as the Company’s independent, external auditor since 1995 and, for a predecessor company, beginning in 1991. Representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

In order to assure continuing auditor independence, the Audit Committee periodically considers whether the Company should change its independent, external audit firm. Additionally, in conjunction with the mandated rotation of PwC’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of PwC’s new lead engagement partner.

The members of the Audit Committee and the Board believe the continued retention of PwC to serve as the Company’s independent external auditor is in the best interests of the Company and its investors. For a discussion of the factors that the Audit Committee considered in retaining PwC for 2020, see the “Audit Committee” section beginning on page 12. The Board is submitting the appointment of PwC as the Company’s independent, registered public accounting firm for 2020 to the shareholders for their ratification. The Audit Committee bears the ultimate responsibility for selecting the firm and will make the selection it deems best for the Company and its shareholders. Should the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider the appointment and may retain PwC or another accounting firm without resubmitting the matter to shareholders. Similarly, ratification of the selection of PwC as the independent, registered public accounting firm does not limit the Audit Committee’s ability to change this selection in the future.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of this proposal. Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The Board recommends a vote FOR the approval of this proposal.

The Board recommends a vote FOR the approval of this proposal.

Fees Incurred from PricewaterhouseCoopers LLP

The table below shows the fees paid or accrued for the audit and other services provided by PwC for 2019 and 2018.

	2019	2018

Audit Fees (1)	$2,694,660	$4,460,048
Audit-Related Fees (2)	134,428	419,467
Tax Fees (3)	150,044	630,000
All Other Fees (4)	5,400	77,542

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements, including the audit of the internal controls over financial reporting, the review of our quarterly financial statements, review of the sale of our Lloyd’s of London business, the Chaucer group in 2018, and audit services provided in connection with statutory or other regulatory filings.

(2)

Audit-related fees consisted primarily of actuarial review related to the Chaucer sale (2018), attestation services, services provided in connection with reviews by state insurance departments, and other consulting services.

(3)	Tax fees consisted of tax services and consulting related to the Chaucer sale (2018) and for legal entity restructuring undertaken by the Company.
(4)	Other services included miscellaneous consulting services and purchased software.

Fees and Pre-Approval Policy

The Audit Committee is responsible for overseeing and approving the audit fee negotiations associated with the Company’s retention of PwC. In addition, the Audit Committee is required to pre-approve all services performed by the independent auditor. At the beginning of each annual audit cycle, the Audit Committee pre-approves certain categories of audit, audit-related and other services, but such projects within these categories with fees expected to be $250,000 or greater must be specifically approved.

The Chair of the Audit Committee (or, in his absence, any other member of the Audit Committee) has the authority to pre-approve other audit-related and non-audit services to be performed by the independent auditors and associated fees, provided that such services are not otherwise prohibited and any decisions to pre-approve such services and fees are reported to the full Audit Committee at its next regular meeting. During 2019, the Audit Committee reviewed and pre-approved all services performed by the independent auditor, including non-audit services, in accordance with the policy set forth above. The Audit Committee reviews and considers aggregate fees and other factors for all audit-related and non-audit services compared to the overall audit fee in assessing the independence of PwC.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     20

Audit Committee Report

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed with management the audited financial statements of the Company.

Review of Financial Statements and Other Matters with Independent Auditors

An integral part of the audit process is to ensure that the Audit Committee receives information regarding the scope and results of the audit. Various communication requirements pertaining to the conduct of an audit exist to enhance the information flow and to assist the Audit Committee in discharging its oversight responsibility. In this regard, the Audit Committee discussed with the Company’s independent, registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Auditing Standards No. 16, Communication with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also received written disclosures and a letter from PricewaterhouseCoopers LLP regarding its communications with the Audit Committee concerning independence from the Company, pursuant to applicable requirements of the PCAOB, and has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee considered and determined that the provision of the non-audit professional services approved by the Audit Committee in 2019 is compatible with PricewaterhouseCoopers LLP’s maintaining its independence from the Company.

Responsibility and Oversight

Management is responsible for the Company’s financial statements, the overall reporting process and the system of internal control over financial reporting. PricewaterhouseCoopers LLP, as our independent, registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity, in all material respects, of the annual financial statements with generally accepted accounting principles in the United States and expressing an opinion on the effectiveness of our internal control over financial reporting as of the end of the fiscal year. In performing their oversight responsibility, the members of the Audit Committee rely, without independent verification of the information provided to them, on the representations made by management and PricewaterhouseCoopers LLP.

Recommendation that Financial Statements be Included in the Annual Report

Based on the reviews and discussions referred to above and relying thereon, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Other Matters

The Audit Committee satisfied its responsibilities under its Charter for the year 2019. For additional information on the duties and responsibilities of the Audit Committee, see the sections of this Proxy Statement entitled “Related-Person Transactions” (page 9), “Board Committees – Audit Committee” (page 12), “Board’s Role in Risk Oversight” (page 16), and the Audit Committee charter, available on our website, www.hanover.com, under “About Us-Corporate Governance-Committee Charters-Audit Committee” or from our Corporate Secretary.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

February 20, 2020

AUDIT COMMITTEE

Michael D. Price, Chair

Jane D. Carlin

Kathleen S. Lane

Harriett “Tee” Taggart

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference, and it shall not otherwise be deemed filed under such Acts.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     21

EXECUTIVE COMPENSATION

Note Regarding Non-GAAP Financial Measures - The discussion of our results in this CD&A includes a discussion of our operating income before interest expense and income taxes (“operating income”) and ex-cat operating income. Each of these financial measures is a non-GAAP financial measure. Reconciliations to the most directly comparable GAAP measure and/or explanations of how we calculate these measures are contained in Appendix B to this Proxy Statement, which is incorporated herein by reference.

Compensation Discussion and Analysis (“CD&A”)

The Compensation and Human Capital Committee (the “Committee”), in consultation with the Board’s Committee of Independent Directors (the “CID”), is responsible for establishing and monitoring our executive compensation programs. More specifically, the Committee is responsible for approving the compensation for our executive officers, including those identified in the Summary Compensation Table on page 40 (our “named executive officers,” or “NEOs”), subject, in the case of our CEO, to approval by the CID. Although this discussion and analysis refers principally to compensation of our NEOs, the same general compensation principles and practices apply to all our executive officers.

Executive Summary and Overview

Fiscal 2019 Highlights

Our 2019 performance was strong, with significant contributions from virtually every component of our business. Highlights include:

•	Net Income – net income of $425.1 million;
•	Operating Income – operating income of $453.6 million;
•	Ex-Cat Operating Income – ex-cat operating income of $622.9 million;
•

Efficient Deployment of Excess Capital – repurchased approximately 4.2 million shares of our Common Stock at a cost of $563.6 million; returned $7.25 per share to shareholders in the form of special dividends at a cost of approximately $288.6 million; and repaid $125 million of our Federal Home Loan Bank advances at a cost of approximately $151 million;

•	Execution of Other Strategic Objectives – executed on several major strategic priorities, as discussed under “Short-Term Incentive Compensation” below;
•	Stock Price Appreciation – the price of our Common Stock increased by 17%;
•	Dividend Yield – increased our ordinary quarterly dividend by 8.0% to $0.65 per share, or $2.60 annualized;
•	TSR – total shareholder return of 69.75% (assuming reinvestment of dividends) for the three-year period ending on December 31, 2019;
•	Net Premium Written – approximately 4.5% increase in net premium written;
•

Company Recognition – recognized by Forbes as one of “America’s Best Mid-size Employers” for a fifth consecutive year; earned a perfect score on The Corporate Equality Index and was recognized as a best place to work for LGBTQ equality by the Human Rights Campaign Foundation; named “Top Charitable Contributor” by Boston Business Journal; recognized by Women’s Forum of New York for actively advancing women on corporate boards; joined the CEO Action for Diversity and Inclusion pledge; and recognized by Institutional Investor for our ESG and corporate governance practices.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     22

2019 Pay Decisions

During 2019, we maintained our commitment to “pay for performance,” and continued to emphasize variable compensation over fixed pay. To that end, during 2019:

Variable Compensation Opportunity - As described in "2019 NEO Pay Mix" below: NEO Variable Compensation = over 74% of total target compensation package Approx. 65% of variable compensation is long-term equity tied to stock performance Approx. 35% of variable compensation is cash tied to performance Short-Term Incentive Plan – As described in “Short-Term Incentive Compensation” below, strong underlying performance and achievement of strategic objectives resulted in a funding level at 110% of target PBRSU Payout – Three-year total shareholder return of 69.75% (assuming reinvestment of dividends) resulted in performance at the 88th percentile as compared to a pre-identified set of peers, and accordingly, our performance-based restricted stock units (“PBRSUs”) for the 2017-2019 period were earned at 150% of target (0%) Threshold (25%) Target (100%) Maximum (150%) Payout (150%)

Our compensation decisions reflect, in part, the strong support our shareholders have expressed by approving our “say on pay” proposals. In each year since we began holding an annual “say on pay” vote, more than 95% of the shares cast on these proposals have been voted in favor of our executive pay programs and practices.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     23

2019 NEO Pay Mix

The following charts represent the 2019 pay mix for John C. Roche, our President and CEO, and our other NEOs as a group, expressed as a percentage of total target compensation opportunity for the year.

CEO Target Compensation Average All Other NEO Target Compensation Annual Base Salary Short-Term Incentive Compensation Long-Term Incentive Compensation 20% 54% 26% 44% 30% 26% Variable Compensation 80% Variable Compensation 70%

term incentive Relationship Between Pay and Performance

One of the primary objectives in the design and implementation of our executive compensation programs is to ensure that a meaningful relationship exists between the compensation earned by our executives and the overall success of our organization. This objective, however, is also weighed against other important considerations, such as the importance of rewarding individual achievement, recognizing the longer-term value of achieving strategic and operating objectives, attracting and retaining key executives, maintaining stability in our organization, demonstrating leadership capabilities and promoting what we call our “CARE” values (Collaboration, Accountability, Respect, Empowerment), which includes supporting our inclusion and diversity objectives. To that end, when making compensation decisions, the Committee also considers events or circumstances that we have limited ability to manage, such as unusual weather-related losses and catastrophes, and other significant contributions and/or achievements of our executives. To achieve these objectives, we design our executive compensation programs to include what we believe is an appropriate mix of fixed versus variable compensation elements.

Over the past three years, variable compensation opportunities (long-and short-term incentive target awards) have comprised nearly three-quarters of our NEOs’ total target annual compensation opportunity, nearly two-thirds of which has been in the form of long-term equity awards tied to stock price performance. We believe tying such a large portion of our NEOs’ total target compensation opportunity to variable compensation, while providing competitive levels of base salary, strikes an appropriate balance between compensation that is fixed and that which may fluctuate based on company and individual performance, and has resulted in a meaningful relationship between both our short- and long-term performance and pay actually earned and realized by our NEOs.

To demonstrate the relationship between pay and performance, compensation consultants and proxy advisory firms have promoted the use of various “realized,” “realizable” or “earned” pay formula analyses. We believe such analyses are useful and may serve as valuable tools to measure the effectiveness of our compensation program design, but we recognize that no standard definition of “realized,” “realizable” or “earned” pay has emerged, and each variation utilized by consultants and proxy advisory firms has significant limitations. Accordingly, rather than devise and illustrate alternative formulaic measures, we believe an examination of variable compensation earnings over the past three years sufficiently demonstrates the connection between our overall performance and the amounts earned by our NEOs.

By most measures, we have demonstrated very strong performance over the past three years. During this period, our stock price appreciated 50%, our ordinary annual dividends paid per share increased 20% ($2.04 per share in 2017 to $2.45 per share in 2019), and we returned approximately $1.2 billion to shareholders in the form of stock buy-backs and dividend payments. Moreover, we continued to diversify our business across product lines and geographies and grew net written premium for our domestic operations by over 18%. In addition to our financial performance, during the period we executed on several key strategic priorities, including: the sale of our Lloyd’s of London business, the Chaucer group, and related capital deployment actions;

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increased investments in technology with an emphasis on modernizing our platforms and advancing innovation and digitization initiatives; and continued progress on inclusion and diversity, cultural and human capital development. We believe our executive compensation programs over this period appropriately rewarded our executives for the value generated for our shareholders.

Short-Term Incentive Compensation Awards

Year	Performance Measure Targets*	Actual Results/ Percent of Target*	Payout Relative to Target Award

2017	Operating Income - $468M - $508M Ex-Cat Operating Income - $681M - $721M Pre-Established Strategic Priorities	$336.3M - 53% $718.9M - 100% Achieved	95%
2018	Operating Income - $425M - $459M Ex-Cat Operating Income - $619M - $653M Pre-Established Strategic Priorities	$406.5M - 95% $625.7M - 100% Achieved	100%
2019	Operating Income - $449M Ex-Cat Operating Income - $652M Pre-Established Strategic Priorities	$453.6M - 103% $622.9M - 93% Achieved	110%

*

Operating and Ex-Cat Operating Income Targets and Actual Results/Percent of Target for 2017 includes target measures and results of our former Chaucer segment. These figures have not been restated in accordance with GAAP to exclude the results of this segment. In contrast, targets and results for 2018 and 2019 consist solely of our domestic businesses, which explains the reductions in targets from 2017. Accordingly, targets and actual results for 2018 and 2019 are not comparable to 2017. In addition, in 2019 the Committee set the Operating Income and Ex-Cat Operating Income targets as single targets, rather than as ranges, as was the case in 2017 and 2018. See Management’s Discussion and Analysis of Financial Condition and Results of Operations in the 2019 Annual Report on Form 10-K for restated operating and ex-cat operating income excluding the former Chaucer segment, for 2017.

Long-Term Incentive Compensation: PBRSUs with Performance Periods Ending in 2017, 2018 and 2019*

Year Ended	Target (100%)	3-Year Total Shareholder Return	Relative Total Shareholder Return	Payout

2017	Three-Year Relative Total Shareholder Return at the 50th Percentile	59.81%	64th Percentile	129%
2018		43.55%	58th Percentile	115%
2019		69.75%	88th Percentile	150%

*	Table does not reflect off-cycle awards made in connection with Mr. Farber’s hiring in 2016 or Mr. Salvatore’s hiring in 2017.

Long-Term Compensation: Options Granted in 2017, 2018 and 2019*

		FY End 2017		FY End 2018		FY End 2019
Year of Option Award	Option Exercise Price**	THG Closing Price	Intrinsic Value† per Option	THG Closing Price	Intrinsic Value† per Option	THG Closing Price	Intrinsic Value† per Option

2017	$85.87	$108.08	$22.21	$116.77	$30.90	$136.67	$50.80
2018	$104.11	N/A		$116.77	$12.66	$136.67	$32.56
2019	$117.22	N/A				$136.67	$19.45

*	Table does not reflect off-cycle awards made in connection with Mr. Salvatore’s hiring in 2017.
**	As adjusted to reflect the payment of special dividends during 2019.
†	Intrinsic Value is calculated as the difference between the applicable THG Closing Price and the Option Exercise Price.

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Other Significant Compensation Practices

✓

Equity Awards – our long-term awards for NEOs have historically been granted exclusively in the form of equity-based awards, ensuring the value of such awards at exercise or settlement is tied to our stock price and aligned with shareholder interests;

✓

Vesting – our long-term equity incentives, including performance-based incentives, generally vest over a period of three years to ensure that our executives maintain a longer-term view of shareholder value creation and to encourage retention;

✓

Maximum Payout Caps – our variable short- and long-term incentive plans are capped at a maximum payout level, and the Committee retains discretion to reduce or eliminate payments to NEOs under the annual short-term incentive compensation program;

✓

Clawback Policy – we maintain a clawback policy that requires NEOs, in certain circumstances, to return cash and equity incentive compensation payments if our financial statements are restated as a result of their wrongdoing. Additionally, the terms of our equity award agreements subject the executive to the potential return of the value received upon vesting or exercise of such awards in the event the executive breaches certain non-solicitation, non-interference or confidentiality provisions or otherwise violates our Code of Conduct;

✓	Limited Perquisites – we provide limited perquisites to our executives;
✓

Prohibition on Pledging/Hedging – pursuant to our insider trading policy, executives and directors are prohibited from pledging any of their THG securities, and all officers, directors and employees are prohibited from hedging their exposure to ownership of, or interests in, our securities;

✓

Stock Ownership Guidelines – we require our executives to maintain substantial levels of ownership of our stock to ensure that their interests are effectively aligned with those of our shareholders (see “Stock Ownership Guidelines for Named Executive Officers and Directors” on page 4);

✓	Contractual Protections for the Company – every executive is subject to non-solicitation, non-interference and confidentiality agreements that extend one year or more beyond termination of employment;
✓	No Re-pricing of Stock Option Grants – we have never re-priced stock option grants;
✓

Limited Tax Gross-Ups – none of our NEOs (other than Mr. Huber whose terms of participation in the plan have not changed since the plan was adopted in 2008 and who is expected to retire from the Company on April 1, 2020) are entitled to receive a “280G tax gross-up” payment under our Employment Continuity Plan (the change in control or “CIC Plan”); and

✓

“Double Trigger” for Change in Control Benefits – our CIC Plan and, with a limited exception for “retirement-eligible employees,” our long-term incentive award agreements, each contain “double trigger” provisions that require an involuntary or constructive termination of employment in connection with a change in control as a condition to receiving change in control benefits.

In summary, our performance and, with respect to long-term incentive awards, our stock price, have a significant impact on our NEO compensation. The Committee continues to grant target compensation at levels that it believes are appropriate under current circumstances, but actual compensation is, and is expected to continue to be, highly dependent on our financial performance and stock price appreciation.

Executive Compensation Policy and Objectives

The overall objectives of our executive compensation programs are to:

•	attract and retain qualified, high-performing individuals who will contribute to our continued success;
•	tie a significant portion of compensation to overall financial and business objectives, balancing risk and reward;
•	incentivize executives to manage and invest in the long-term, sustained success of the Company;
•	encourage our executives to promote our “CARE” values, including our commitments to inclusion and diversity and human capital development; and
•	align the interests of our executives with those of our shareholders.

Each component of compensation is intended to achieve particular objectives, and the entire compensation package is designed to align with our business strategy and be reasonably competitive in the marketplace. Although we do not have a policy for a fixed allocation between either cash and non-cash or short-term and long-term incentive compensation, we design our NEO compensation packages with greater emphasis on variable compensation tied to performance rather than base salary, and a significant portion of total target compensation is in the form of long-term, equity-based awards, which are subject to substantial vesting requirements and the value of which are dependent on our stock performance. This approach is intended to balance short- and long-term performance goals and promote shareholder value.

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Setting Executive Compensation

Use of Compensation Consultants and Comparative Data

In evaluating our executive compensation programs, the Committee is advised by its independent compensation consultant, F.W. Cook, as discussed in the “Board Committees-Compensation and Human Capital Committee” section beginning on page 12. F.W. Cook provides information as to compensation levels for comparable positions at other companies that compete with us for executive talent. For 2019, this data was prepared based upon the publicly disclosed proxy statements of the group of property and casualty insurance companies listed below (the “Comparative Proxy Data” and such companies, the “Comparative Proxy Data Companies”) and market pay data collected from the Mercer U.S. Property & Casualty Insurance Company Survey (size-adjusted data collected from 54 property and casualty insurance companies) (the “Comparative Market Data”). The Comparative Proxy Data Companies were determined by the Committee based upon the recommendation of F.W. Cook. For 2019, the Committee removed from the list of Comparative Proxy Data Companies: (i) The Progressive Corporation, due largely to its disparate size and differing business mix; (ii) White Mountains Insurance Group, Ltd after its divestiture of OneBeacon Insurance Group, Ltd, which significantly altered its ongoing business composition; and (iii) XL Group plc after its acquisition by AXA.  Additionally, for 2019, the Committee added to the list of Comparative Proxy Data Companies each of Axis Capital Holdings Limited and Kemper Corporation due to their relative size, comparable business mix and overlap with peer groups established by certain proxy advisory firms.

Comparative Proxy Data Companies

• Alleghany Corporation	• Mercury General Corporation
• American Financial Group, Inc.	• Old Republic International Corporation
• Axis Capital Holdings Limited	• Selective Insurance Group, Inc.
• Cincinnati Financial Corporation	• State Auto Financial Corporation
• CNA Financial Corporation	• The Hartford Financial Services Group, Inc.
• Kemper Corporation	• W.R. Berkley Corporation
• Markel Corporation

The Committee reviews the Comparative Proxy Data and the Comparative Market Data, including information on base salary levels, target and actual total cash levels, long-term incentive opportunities and target and actual total compensation levels, as well as comparative financial metrics, such as direct premiums written, market capitalization, and net income. While the Committee believes the Comparative Proxy Data and the Comparative Market Data are useful, such data is intended solely as one of several reference points to assist the Committee in its compensation discussions and deliberations. Accordingly, rather than relying on or setting benchmarks for our executive compensation solely against such data, the Committee instead relies on the general knowledge, experience and judgment of its members, both with regard to competitive compensation levels and the relative success that we have achieved in recruiting and retaining personnel.

Role of Executive Officers in Compensation Decisions and CEO Performance Review

Committee meetings are regularly attended by our CEO, General Counsel, Chief Human Resources Officer and our Chair of the Board (who is an independent director, but not a Committee member), as well as a representative of F.W. Cook. Each individual generally participates in these meetings and provides counsel and advice at the Committee’s request. Other independent directors and members of management also attend meetings from time to time. In addition, the Committee regularly meets in executive session without members of management present. An executive is not permitted to be present while the Committee conducts its deliberations on that executive’s compensation.

Following a process that was established by the Nominating and Corporate Governance Committee (the “NCGC”) and the Board, our independent Chair of the Board leads an annual performance review of the CEO. This review includes discussions with directors and officers, and a review of the CEO’s self-assessment and of our financial and operational performance. The Committee annually considers the CEO’s performance and other relevant external factors and makes a recommendation to the CID for the CEO’s annual compensation. The Committee’s recommendation and the results of the performance evaluation are then reviewed and discussed by the CID. Results of this review process help form the basis for establishing the CEO’s annual compensation package. The CID has final authority to approve the compensation of our CEO.

For compensation decisions regarding NEOs (other than the CEO), the Committee primarily considers the recommendations of our CEO, its own observations regarding each executive, as well as information provided by F.W. Cook.

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Principal Components of Executive Compensation

Base Salary paid bi-weekly throughout 2019 Short-Term Incentive – based on 2019 Company and individual performance. Lump sum paid in March 2020. Long-Term Incentive – Time-Based and Performance-Based Restricted Stock Units. Cliff vest in 2022* Long-Term Incentive – Non-Qualified Stock Options. 1/3 of the award vests on the first three anniversaries of grant 2019 2020 2021 2022 Options have a 10-year term (2029)

*

The number of performance-based restricted stock units that are earned will be based on the Company’s three-year relative total shareholder return and average operating return on equity (“ROE”) over the performance period (2019-2021).

Annual Base Salary

Annual base salary is designed to provide a fixed level of compensation to our NEOs depending on their roles, skills, qualifications and competitive pay levels (based upon the Comparative Proxy Data and Comparative Market Data), as well as to attract and retain employees. Base salary, however, is only one of several different components of an executive’s total compensation package and makes up a significantly smaller portion of total target compensation than the combined short- and long-term incentive opportunities described below.

2019 Base Salary Rate

NEO	2019 Base Salary Rate ($)	% Change*

John C. Roche	950,000	6
President and CEO
Jeffrey M. Farber	685,000	5
EVP and CFO
J. Kendall Huber	575,000	—
EVP and General Counsel
Richard W. Lavey	525,000	2
EVP and President, Hanover Agency Markets
Bryan J. Salvatore	520,000	2
EVP and President, Specialty

*Percentage change measured against base salary rate in effect as of the end of 2018.

With respect to Messrs. Roche, Farber, Lavey and Salvatore, their annual base salary adjustments were each deemed warranted by the Committee in light of the NEO’s expertise, experience and breadth of responsibilities, and after a review of Comparative Proxy Data and Comparative Market Data.

Short-Term Incentive Compensation

Our short-term incentive compensation program is an annual performance-based bonus program that provides cash compensation opportunities for our NEOs. Opportunities are targeted at a percentage of annual base salary, depending on each participant’s role, competitive pay levels (based upon the Comparative Proxy Data and Comparative Market Data) and overall pay package. Actual payouts under the program’s terms could range from 0% to approximately 195% of the target award based upon Company and individual performance, as discussed below.

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Specifically, this program is designed to motivate and reward:

•	achievement of annual targeted financial goals;
•	overall contribution to the Company;
•	achievement of annual operating business goals and strategic priorities that are linked to overall corporate financial results and other business priorities; and
•	demonstration of core leadership competencies and “CARE” values.

2019 Short-Term Incentive Compensation Target Awards

NEO	Target Award as a % of Base Salary Rate

John C. Roche	130%
Jeffrey M. Farber	100%
J. Kendall Huber	85%
Richard W. Lavey	80%
Bryan J. Salvatore	80%

In 2019, the target award was increased for (i) Mr. Roche from 110% to 130% of base salary, and (ii) Messrs. Lavey and Salvatore from 75% to 80% of base salary. These increases were made in recognition of each NEO’s increased expertise, experience and the breadth of their respective responsibilities, and after a review of Comparative Proxy Data and Comparative Market Data.

The Committee retains discretion to determine the individual bonus amount to be paid to each NEO. In determining the individual awards for our NEOs, for 2019, the Committee primarily considered:

•	the funding level achieved under our Short-Term Incentive Compensation Plan (“STIP”); and
•	each NEO’s individual performance.

Each of these is described below.

The funding level achieved under the STIP. The STIP is a performance-based bonus program that provides incentive cash compensation opportunities to approximately one-half of our workforce, including our NEOs and each of our executive officers. For 2019, potential funding under the STIP ranged from 0% to a maximum of approximately 195% of target based on the following three performance metrics: (i) as-reported operating income (25% weighting); (ii) ex-cat operating income (50% weighting); and (iii) the strategic objectives discussed below (25% weighting). The Committee chose this combination of performance metrics because they are the primary measures by which the Board evaluates our financial and operating performance. Achievement of these performance metrics is expected to enhance our stock value and shareholder returns in both the short- and long-term. While the mix of metrics and basic overall design of the program remained unchanged for 2019, the Committee made the following adjustments to the program:

•	modified the weighting of the three metrics to enhance focus on ex-cat operating income;
•	eliminated the use of a target performance “range,” establishing instead a single, dollar-based target; and
•	adjusted the payout slopes associated with the operating and ex-cat operating income metrics.

These changes were implemented to:

•	better align the program with our operating plan goals; and
•

place additional emphasis on performance factors within management’s near-term control, including achievement of key near-term strategic priorities that we believe will enhance our long-term success and sustainability.

Actual funding is not intended to be formulaically obtained by strict application of these items, and the Committee retains the discretion to increase or decrease the funding pool and individual awards based upon factors it deems appropriate and in the best interests of the Company. Set forth below are the operating income and ex-cat operating income levels required to obtain threshold, target and maximum funding levels for the plan:

Funding Level	Operating Income (in millions)	Ex-Cat Operating Income (in millions)

Threshold (25% and 50% Funding, respectively)	$180	$456
Target (100% Funding)	$449	$652
Maximum (175% and 200% Funding, respectively)	$561	$782

The minimum level of operating income and ex-cat operating income required to achieve target funding levels was increased by $24 million (5.6%) and $33 million (5.3%), respectively, above 2018 targets, and were $42.5 million (10.0%) and $26.3 million (4.2%), respectively, above the actual levels achieved in 2018.  Targets established for 2019 were set at levels reflecting the

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     29

Company’s anticipated increased earnings power and planned strategic investments, as well as our desire to set goals that, while reasonably obtainable, represent a legitimate and meaningful challenge to the organization.

During 2019, operating income was $453.6 million and ex-cat operating income was $622.9 million. Accordingly, under the formula set forth in the STIP, these two funding components of the program were achieved at 103% and 93% of target, respectively.

In addition to the financial metrics discussed above, for 2019, the following strategic objectives were considered:

Strategic Objective	Measure of Achievement

• Responsibly Grow Business	• 4.5% growth in net premium written • Continued shift to higher margin business • Continued rigor associated with monitoring catastrophe risk and appetite
• Effectively Manage Capital

•       Successfully completed two accelerated stock repurchase agreements utilizing $400 million of deployable equity from the sale of Chaucer to buy back approximately 3.2 million shares

•       Finalized sale of the remaining portion (Irish and Australian entities) of the Chaucer group of companies

•       AM Best upgraded THG’s group issuer credit rating to “bbb+”

•       Managed return on equity levels to target

•       Entered into five-year $200 million unsecured revolving credit facility

• Build the organization of the future by creating and investing in a sustainable organization tied to our business strategy

•       Continued expansion in agency appointments

•       Finalized rollout of our “TAP” agent sales platform across entire Personal Lines geographic footprint

•       Successfully launched Personal Lines business in the State of Vermont

•       Established Data Analytics & Governing Council and hired Chief Data Officer

•       Maintained financial expense rigor, as evidenced by year-over-year expense ratio improvement

• Build the organization of the future by creating and investing in a culture tied to our business strategy

•       Approximately 90% of our entire workforce completed inclusion and diversity workshops

•       Continued to enhance flexible work arrangements with over 50% of our workforce now benefiting from such arrangements, enhancing our employee recruitment and retention

•       Continued progress in attracting and retaining women and people of color within our workforce

•       Our CEO signed the CEO Action for Diversity and Inclusion Pledge, the largest CEO-driven business commitment to advance diversity and inclusion within the workplace

•       Continued to reinforce CARE values, explicitly including them in all employee performance evaluations

•       Increased emphasis on leadership and development of employees in performance evaluations for all managers

After reviewing the Company’s overall financial performance during 2019 (measured in part by our operating and ex-cat operating income results), the significant progress achieved with respect to the strategic objectives described above, and other factors, such as the level of difficulty associated with achieving these pre-set goals and our strong performance relative to the industry, the Committee determined to fund the STIP at 110% of target. This funding level was the primary reference point for determining individual NEO awards because the Committee intends that the percentage of target paid to NEOs be comparable, generally, to the percentage paid to all participants under the STIP.

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NEO individual performance. An important factor in determining the level of payment to our NEOs is the Committee’s evaluation of each NEO’s overall performance within his area of responsibility. Set forth below are various contributions and accomplishments considered by the Committee in its evaluation of the overall individual performance of our NEOs.

John C. Roche

•	Financial metrics, including net income of $421.5 million; operating income of $453.6 million; and 4.5% increase in net premium written;
•	Successful deployment of the proceeds from the sale of Chaucer;
•

Further refined and enhanced our business strategy, including development of financial institution and cyber products, and reductions of exposure to product lines challenged from a profitability standpoint;

•	Oversight of “agile” investment process, leading to investments to modernize operating platforms and enhanced digitization of operations;
•

Enhanced human capital strategy with an emphasis on talent development and succession planning, including organizational awareness and commitment to inclusion and diversity, and enhanced leadership accountability; and

•	Focused Environmental, Social & Governance improvements to enhance sustainability.

Jeffrey M. Farber

•	Led effective corporate finance, investments, actuarial, risk management, corporate development and financial reporting group;
•	Led capital management actions, including the deployment of the proceeds from the sale of Chaucer; and
•	Led efforts to improve expense management and business investment performance producing expenses below budget and improvements in agile investment review and decision-making.

J. Kendall Huber

•

Managed legal and compliance organization within internal expense metrics, and supported various regulatory, compliance, legal and related matters, including settlement of significant litigation matters;

•	Served as interim head of human resources;
•	Provided counsel and advice to the Board and management with respect to leadership transitions and various human resources, corporate, investor relations and finance matters; and
•	Advised the Board and management with respect to corporate governance matters.

Richard W. Lavey

•	Led Personal Lines and Core Commercial businesses, resulting in solid growth and improved combined ratio for the portfolio;
•	Improved agency penetration and expanded agency distribution, particularly in targeted geographies for Personal Lines and Small Commercial;
•	Provided leadership support in connection with innovation initiatives; and
•	Assisted in the design and construction of a digital strategy and roadmap.

Bryan J. Salvatore

•	Led Specialty portfolio and delivered solid results, despite elevated losses in certain property lines and adverse prior year development in Hanover Programs;
•	Led and executed numerous underwriting and portfolio mix actions in Marine, Excess and Surplus, Professional Lines and Healthcare, Programs and Specialty Industrial;
•	Created critical new capabilities in Retail Excess and Surplus, Cyber and Financial Institutions;
•	Continued to execute a multi-year focus on expense management, with continued reduction in expense ratio; and
•	Implemented organizational restructuring to better position Specialty for the future.

The 2019 STIP awards were as follows:

NEO	Award ($)

John C. Roche	1,358,500
Jeffrey M. Farber	753,500
J. Kendall Huber	537,625
Richard W. Lavey	485,000
Bryan J. Salvatore	470,000

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Long-Term Incentive Compensation

Our long-term incentives are designed to:

•	encourage management to achieve long- and short-term goals, invest in our future and sustained success, and avoid short-term excessive risk taking;
•	align management’s financial incentives with our stock price and the longer-term financial interests of shareholders; and
•	recruit and retain key leaders.

Factors considered in determining our NEOs’ award opportunities under the long-term program include:

•	the importance of the NEO’s responsibilities within the organization;
•	the expected contributions of each NEO to our long-term performance;
•	the expense attributable to the award;
•	the dilutive impact to shareholders;
•	recruitment and retention considerations;
•	awards made to other executive officers;
•	competitive pay data;
•	the value of prior compensatory awards;
•	historical compensation; and
•	the projected value of prior grants and existing vesting schedules.

As a condition to each long-term incentive compensation award, each participant must agree to non-solicitation, non-interference and confidentiality provisions in our favor.

2019 Long-Term Awards

The 2019 long-term awards for our NEOs were comprised of a combination of (i) performance-based (return on equity) restricted stock units (“ROE PBRSUs”), (ii) performance-based (relative total shareholder return) restricted stock units (“RTSR PBRSUs”); (iii) time-based restricted stock units (“TBRSUs”); and (iv) stock options. Each component represented approximately 25% of the total value of the award based upon its grant date fair value. For 2019, we added ROE PBRSUs and TBRSUs to the mix of awards to include an absolute performance metric and improve the retentive nature of the overall award.  The mix of awards for our NEOs was intended to provide a balanced portfolio of equity awards and was chosen to tie the value able to be realized with respect to an award to long-term stock appreciation, while encouraging retention and, in some cases, the achievement of absolute or relative performance goals. Long-term awards serve to align management’s financial incentives with longer-term, sustained growth in our stock price, and are subject to multi-year vesting periods to encourage both retention and a longer-term stake in the well-being and prosperity of all of our stakeholders.

In 2019, the grant date fair value of the awards for Messrs. Roche, Lavey and Salvatore were increased to recognize their increased experience and significance to the long-term success of the Company and to reflect competitive pay levels after a review of Comparative Proxy Data and Comparative Market Data.

2019 Long-Term Awards (Number of Shares Underlying Awards) *

NEO	ROE PBRSUs (target)	RTSR PBRSUs (target)	TBRSUs	Stock Options

John C. Roche	5,446	4,872	5,446	35,883
Jeffrey M. Farber	3,038	2,717	3,038	20,013
J. Kendall Huber	1,676	1,499	1,676	11,043
Richard W. Lavey	1,362	1,218	1,362	8,973
Bryan J. Salvatore	1,152	1,031	1,152	7,593

*	Reflects initial issuance and is not adjusted for accrued dividend equivalents.

Description of RTSR PBRSUs

The RTSR PBRSUs:

•

are earned only to the extent that our three-year (2019-2021) total shareholder return as compared to the companies that comprise the PBRSU Comparison Group set forth below (“Relative Total Shareholder Return” or “RTSR”) places our performance above a certain percentile;

•	may be earned between 0% and 150% of the target award, based upon the level of RTSR achieved; and
•

are subject to a three-year time-based “cliff” vesting requirement (assuming achievement of performance goals, and continued employment through the vesting date, the RTSR PBRSUs vest on the third anniversary of the grant date).

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The table below sets forth the level of RTSR required to achieve various payouts under the program:

RTSR	Percentage of Target Award Achieved†

≥75.0th %tile	150%
62.5th %tile	125%
50.0th %tile	100%
37.5th %tile	75%
25.0th %tile	50%
<25.0th %tile	0%

†

In the event that our total shareholder return is negative for the three-year period, payout is capped at 100% of the target award even if our RTSR is above the 50th percentile. If RTSR falls below the 25th percentile, but our total shareholder return exceeds our three-year compounded dividend yield during the period, payout will equal 25% of target.

RTSR PBRSU Comparison Group

• American Financial Group, Inc.	• Old Republic International Corporation
• American International Group Inc.	• ProAssurance Corporation
• Argo Group International Holdings Ltd.	• RLI Corp.
• Chubb Limited	• Safety Insurance Group, Inc.
• Cincinnati Financial Corporation	• Selective Insurance Group, Inc.
• CNA Financial Corporation	• State Auto Financial Corporation
• Donegal Group Inc.	• The Allstate Corporation
• EMC Insurance Group Inc.	• The Hartford Financial Services Group, Inc.
• Employers Holdings, Inc.	• The Navigators Group, Inc.
• Horace Mann Educators Corporation	• The Progressive Corporation
• Kemper Corporation	• The Travelers Companies, Inc.
• Markel Corporation	• United Fire Group Inc.
• Mercury General Corporation	• W.R. Berkley Corporation

We chose the 26 companies listed above because we believe these companies are most representative of the companies against which we compete for business. This list is the same as the one used for the 2018 PBRSUs, except Infinity Property and Casualty Corporation and XL Group plc were removed due to the fact they were acquired. Although most of the companies that comprise our Comparative Proxy Data Companies are also included in this list, the Comparative Proxy Data Companies were specifically chosen because they are representative of the public companies against which we compete for executive talent.

The Committee chose RTSR as the performance metric with respect to PBRSUs to further align our NEOs’ interests with those of our shareholders, to encourage a focus on long-term share price performance and to include a metric that explicitly measures our performance against other public companies in our industry.

Description of ROE PBRSUs

The ROE PBRSUs:

•	are earned only to the extent targeted levels of three-year (2019-2021) average operating ROE (“Operating ROE”) are achieved;
•	may be earned between 0% and 150% of the target award, based upon average Operating ROE achieved; and
•

are subject to a three-year time-based “cliff” vesting requirement (assuming achievement of performance goals, and continued employment through the vesting date, the ROE PBRSUs vest on the third anniversary of the grant date).

The table below sets forth the level of average Operating ROE required to achieve various payouts under the program:

Average Operating ROE (2019-2021) (%)	Percentage of Target Award Achieved

≥13.0	150.0
12.5	140.9
12.0	131.8
11.5	122.7
11.0	113.6
10.5	104.5
9.25 – 10.25	100.0
9.0	96.2
8.5	88.5
8.0	80.8

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     33

Average Operating ROE (2019-2021) (%)	Percentage of Target Award Achieved

7.5	73.1
7.0	65.4
6.5	57.7
6.0	50.0
<6.0	0.0

Average Operating ROE is calculated by adding the annual Operating ROE for each year of the performance period and dividing the resulting sum by three. Subject to certain adjustments set forth below, annual Operating ROE is calculated by dividing our annual operating income (post-tax and including interest on debt) by our average shareholders’ equity (excluding accumulated other comprehensive income) during the year. For purposes of the foregoing calculations, annual operating income excludes:

•

catastrophe losses (net of reinsurance) in excess of 6.0% of net earned premium; provided, however, during each year of the performance period operating income shall include catastrophe losses (net of reinsurance) of no less than 3.0% of net earned premium;

•

impact of reserve development (favorable or unfavorable) attributable to (i) certain discontinued legacy reinsurance pools business, (ii) accident years ten or more years prior to the year recorded, or (iii) the disposal of an insurance portfolio through either sale or reinsurance of prior accident year reserves;

•	expenses or liabilities associated with corporate lawsuits arising from actions, events or omissions that occurred more than 10 years prior to the year recorded; and
•	the impact of federal income tax changes from the current statutory rate of 21%.

The foregoing adjustments to operating income are designed to mitigate the impact (positive or negative) (i) related to catastrophe losses significantly in excess of or below planned levels, and (ii) of events and strategic decisions that generally occurred prior to the tenure of our current executive leadership team.

The Committee chose the Operating ROE metric because it believes it is an appropriate measure for evaluating operating performance and is consistent with our strategic goals and philosophy. Accordingly, the Committee believes the achievement of the Operating ROE targets should increase share value and shareholder return.

Description of TBRSUs

The TBRSUs will vest on the third anniversary of the grant date and convert into an equivalent number of shares of Common Stock, in each case, subject to the executive remaining employed by the Company through the applicable vesting date. The principal purpose of the awards is to encourage executive retention.

Dividend Equivalents

To the extent a cash dividend is paid with respect to our outstanding Common Stock prior to the vesting date for the applicable award, holders of PBRSUs and TBRSUs accrue dividend equivalents in the form of additional PBRSUs or TBRSUs, as applicable. Such additional accrued restricted stock units vest only to the extent the underlying award vests in accordance with its terms.

Description of Stock Options

The exercise price for all stock option awards is the fair market value at closing on the NYSE on the date of grant. Each stock option has a ten-year term and, provided the NEO remains employed by us through the applicable vesting dates, vests as to one-third of the underlying shares on each of the first three anniversaries of the grant date. Stock options directly align a portion of total compensation with our stock performance since they become valuable only if and to the extent the NEO vests in the award and our share price increases over the period of time measured from the date of grant. Additionally, because stock options do not fully vest for three years, they encourage executive retention.

Prior Plan Year Long-Term Award Pay-Outs

During 2019, the PBRSUs (earned at 115% of target) and TBRSUs granted in February 2016, and one-third of the stock options granted in each of 2016, 2017, and 2018 (with the exception of Mr. Salvatore’s option award granted on June 12, 2017 that provided for a two-year cliff vesting), vested. In addition, (i) one-third of Mr. Roche’s TBRSUs granted on May 15, 2017, (ii) Mr. Farber’s PBRSUs granted on October 3, 2016 (earned at 150% of target), and (iii) Mr. Salvatore’s PBRSUs granted on June 12, 2017 (earned at 150% of target), each vested. For additional information regarding vesting of awards in 2019, please see “Option Exercises and Stock Vested in 2019” on page 46.

In the first quarter of 2020, the PBRSUs granted in February 2017, which were subject to a three-year (2017-2019) RTSR performance metric, were earned at 150% of target based on RTSR performance in the 88th percentile relative to our peer group, and one-third of the stock options granted in 2017, 2018 and 2019, vested.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     34

Other Compensation and Benefits

Our NEOs are eligible to participate in all our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, our tax-qualified retirement plans, and our employee stock purchase plan, in each case on the same basis as other employees. In addition, certain of our senior employees, including the NEOs, participate in the following programs:

Non-Qualified Retirement Savings Plan

Our Non-Qualified Retirement Savings Plan provides additional Company contributions comparable to the benefits that are available to employees generally under our 401(k) Plan (see page 47 for additional information), but without regard to the maximum contribution limits under federal tax laws. For the 2019 plan year, the plan provided eligible employees, including each of our NEOs, a 6% employer contribution on total eligible compensation (salary and actual annual short-term incentive compensation, up to target) in excess of Internal Revenue Code limits. Such contributions are deferred and credited with interest based on the GATT rate. The amount of total compensation eligible for an employer contribution cannot, however, exceed $1 million minus the limit in effect for our 401(k) Plan under Section 401(a)(17) of the Internal Revenue Code ($280,000 for 2019).

We adopted this plan so that all employees will be entitled to employer contributions equal to the same percentage of total eligible compensation, without regard to the limits under the Internal Revenue Code applicable to the 401(k) Plan (subject to the limitations described in the paragraph above), and to be consistent with common market practices. This plan applies equally to all employees who have eligible compensation in excess of federal limits. The plan does not currently provide for additional employee contributions.

Though the annual employer contributions to the Non-Qualified Retirement Savings Plan were made during the first quarter of 2020, since such contributions were made with respect to compensation paid in 2019, the Summary Compensation Table (see page 40), and Non-Qualified Retirement Savings Plan Table (see page 47) reflect such 2020 contributions. Such amounts are similarly included with respect to prior years.

Perquisites

The Committee reviews, at least annually, the corporate perquisites made available to our NEOs. The Committee believes corporate perquisites should represent a relatively small component of an NEO’s compensation package. In 2019, perquisites offered to our NEOs were comprised primarily of (i) financial planning services, and (ii) matching contributions (up to $5,000) to eligible tax-qualified charitable organizations.

We provide financial planning services to each of our NEOs to minimize distractions and help ensure appropriate focus on Company responsibilities. The cost for such services is treated as taxable income to the participating executives.

Our matching charitable contributions program is designed to encourage participation in charitable organizations and is consistent with our general philosophy of good corporate citizenship. Our executives and other Company officers and employees are encouraged to actively participate on boards of directors or in other capacities with local non-profit organizations.

For more information regarding perquisites, please see the Summary Compensation Table on page 40.

Amended and Restated Employment Continuity Plan (“CIC Plan”)

The purposes of the CIC Plan are to:

•

keep key management employees focused on the interests of our shareholders and to secure their continued services and their undivided attention, dedication and objectivity in the event of a possible change in control;

•	provide job loss protection comparable to the protection provided by competing organizations; and
•

ensure that participants do not solicit or assist in the solicitation of our employees, agents and/or policyholders for a specified period, or disclose any of our confidential or proprietary information prior to or after a change in control.

Additionally, the CIC Plan is designed to protect us and our shareholders, who might be affected adversely if management were to be distracted, or were to depart, in the event a change in control transaction were to be rumored or considered. The CIC Plan provides benefits, including cash payments and continuation of health and other benefits, in the event of a termination of employment following a change in control. These benefits are intended to reinforce and encourage the continued attention and commitment of executives under potentially disruptive business circumstances.

The Committee determines eligibility for, and level of participation in, the CIC Plan based on the roles, responsibilities and individual circumstances of each executive officer. In assessing participation, the Committee considers, among other things, the critical nature of the individual’s role to the business and the importance of retention of the individual. The determination of participation and level of participation in the CIC Plan is made independent of other compensation considerations. The CIC Plan requires a double-trigger (a change in control and a termination of employment without cause or resignation for good reason) before benefits are payable, and none of our NEOs (other than Mr. Huber whose terms of participation in the plan have not changed

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     35

since its adoption in 2008 and who has announced his retirement from the Company, effective April 1, 2020) are eligible for tax gross-ups related to the special excise tax that may be imposed on such payments.

Severance Agreements

Farber Offer Letter

Pursuant to the terms of Mr. Farber’s offer letter, in the event (i) his employment is involuntarily terminated, other than in connection with his death, disability, a “change in control,” or for “cause,” or (ii) he voluntarily terminates his employment for “good reason” (defined generally to mean a decrease in his base salary or target short-term incentive compensation opportunity, a material and adverse change to his role and responsibility, or a requirement that he relocate), he will be entitled to a lump sum cash severance payment equal to two times his then current base salary and one year’s continued vesting of his then-outstanding equity awards.

As a condition to receiving such severance, Mr. Farber would be required to enter into a separation agreement upon terms and conditions acceptable to the Company, including a full release and non-disparagement provision. The terms of Mr. Farber’s offer letter were agreed upon in order to recruit Mr. Farber to join the Company.

Leadership Severance Arrangements

Each of our executive officers, including our NEOs (other than Mr. Farber, who has a similar severance arrangement in his offer letter – see above), are parties to severance arrangements, the material terms and conditions of which are summarized below.

•

In the event the (i) the executive’s employment is involuntarily terminated, other than in connection with his or her death, disability, a “change in control,” or for “cause,” or (ii) the executive voluntarily terminates his or her employment for “good reason” (defined generally to mean a decrease in the executive’s base salary or target short-term incentive compensation opportunity, a material and adverse change to the executive’s role and responsibility, or, in certain cases a requirement that the executive relocate), the executive will be entitled to a lump sum cash severance payment designed to approximate one year’s cash compensation (base salary and target bonus opportunity).

•

As a condition to receiving such severance, the executive would be required to enter into a separation agreement upon terms and conditions acceptable to the Company, including a full release and non-disparagement provision.

The Committee elected to provide these benefits after considering competitive trends in severance-related benefits.

For additional information about our CIC Plan and the various benefits available to our NEOs in the event of termination or a change in control, please see the section entitled “Potential Payments upon Termination or Change in Control” beginning on page 48.

Huber Transition Services Agreement

After twenty years of service to THG, and as previously disclosed, Mr. Huber has indicated his intention to retire from the Company, effective April 1, 2020. Dennis F. Kerrigan, Executive Vice President and Deputy General Counsel, has agreed to assume the role of General Counsel effective upon Mr. Huber’s retirement.  To ensure a smooth transition, Mr. Huber agreed, pursuant to a Transition Services Agreement dated March 26, 2020, to be available to the Company as an independent contractor, on a limited, part-time basis, in an advisory role as needed. In this capacity, Mr. Huber will provide advice and assistance to the senior leadership team and will render such other services as may be requested from time to time by the Board of Directors, for a period of four months ending on July 31, 2020.  For his services, Mr. Huber will be paid $37,500 per month during the term of the agreement.

Risk Management and Compensation

The Committee endeavors to ensure that our compensation programs and practices balance risk and reward, both on an individual and Company-wide basis. To that end, each year a committee led by our Chief Risk Officer and comprised of a cross-section of other officers, conducts a review and risk assessment of our material incentive compensation plans. This assessment is reviewed by the Committee in conjunction with its review and approval of the compensation programs for the upcoming year, and by the Committee’s independent compensation consultant. Based upon this analysis, a number of features were identified that mitigate the inherent risks associated with our incentive programs. Factors mitigating risk include:

•	performance goals are believed to be reasonably challenging, but obtainable without sacrificing underwriting discipline or longer-term objectives;
•	investment income projections included in our operating income financial plans are based upon a prudent investment strategy;
•

a significant portion of each executive’s compensation is based on overlapping long-term incentive awards subject to extended vesting periods, thus encouraging and rewarding a longer-term view of the Company’s success;

•

the funding formula and metrics for our short-term incentive programs establish only the formulaic funding level. Actual awards to participants are at the discretion of their managers, or in the case of our executive officers, the Committee (and the CID, with respect to the CEO). Accordingly, notwithstanding funding levels, in the event an individual does not

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     36

make valuable contributions to the Company during the year, the participant’s manager, or in the case of our executive officers, the Committee (and the CID, with respect to the CEO), has the discretion to reduce or eliminate the participant’s award;

•	we have a disciplined process for establishing reserve levels and development from prior accident years, which is reviewed by outside actuaries, outside auditors (PwC) and the Audit Committee;
•

we have a history of exercising reasonable judgment in establishing our reinsurance programs that is transparent to investors through the Business section of our Form 10-K and to the Board of Directors through its regular review of reinsurance programs;

•	our policy prohibiting directors and executive officers from pledging their shares or entering into hedging transactions involving our stock;
•

we maintain a clawback policy that requires our NEOs, in certain circumstances, to return incentive compensation payments if our financial statements are restated as a result of their wrongdoing.  Additionally, the terms of our equity award agreements require the executive to return the value received upon vesting of such awards in the event the executive breaches certain non-solicitation, non-interference or confidentiality provisions or otherwise violates our Code of Conduct; and

•

long-term incentive awards are made exclusively in equity-based grants that, together with robust executive stock ownership guidelines, are intended to focus our NEOs on achieving sustainable financial results that are in the long-term interests of our shareholders.

The report issued by our Chief Risk Officer assesses non-management as well as management plans, including sales plans. Sales plans are reviewed to assess realistic achievability of performance targets and incentivization of behavior that is beneficial to the Company and our policyholders. The risk assessment is focused on the reasonableness of metrics, governance and oversight, payment schedules and targets, and the appropriateness of employee training and communication materials.

In addition to the various factors mitigating risk discussed above, each of our compensation programs is developed in the context of our overall financial plan. The detailed financial plan, which includes our short- and long-term financial goals and operating priorities, is reviewed and approved by the full Board of Directors. Accordingly, the Board is provided the opportunity to make its own assessment of the risks presented by the financial plan and to require that management implement appropriate changes to ensure that we are not taking imprudent risks that may have a material adverse impact on financial performance.

Based on these factors and the analysis presented by management, the Committee determined that our compensation programs for our executive officers and all other employees do not give rise to risks that are reasonably likely to have a material adverse effect on the Company.

Equity Grant Procedures

Most of our equity awards are made annually during the first quarter at the time the Committee makes its annual executive compensation decisions. The date of this meeting usually is set well in advance and is not chosen to coincide with the release of material, non-public information.

Equity awards made to executive officers, including each of our NEOs, must be specifically approved by the Committee, subject, with respect to the CEO, to approval by the CID. For annual equity awards made to other employees, the Committee approves an aggregate number and type of award available for issuance. These awards are then distributed as determined by our CEO based on recommendations from other members of management.

Off-cycle awards are generally made only in connection with new hires, promotions, or as needed to retain or reward an employee and must be approved by the Committee for any executive officer. None of our NEOs received an off-cycle award during 2019.

The Committee does not have any programs, plans or practices of timing awards in coordination with the release of material, non-public information. The Committee reserves the right, however, to consider such information in determining the date of any award. The exercise price of all options equals the closing price per share of our Common Stock, as reported on the NYSE on the date of grant.

Stock Ownership Guidelines and Policies Against Hedging or Pledging Shares

In order to further align the interests of our NEOs with those of our shareholders and to encourage such officers to operate in the best long–term interests of the Company, each NEO is subject to the stock ownership guidelines set forth on page 4. As of the date of this Proxy Statement, each of our NEOs is in compliance with such guidelines.

Pursuant to our insider trading policy, executives and directors are prohibited from pledging any of their THG securities, and all officers, directors and employees are strictly prohibited from entering into any transaction to hedge their economic exposure to ownership of, or interests in, our securities.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     37

Tax Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to certain executives. Effective in 2018, there is no longer any exception to this limitation on deductibility for certain compensation arrangements qualifying as “performance-based compensation” (e.g., payments contingent upon the achievement of pre-established performance objectives, option grants, etc.).

The Committee historically considered the impact of the deductibility rules in developing and administering our compensation programs and endeavored to design programs and policies to optimize the deductibility of compensation payable to our NEOs, but this consideration was always balanced with our primary goal of structuring compensation programs to attract, reward, motivate and retain highly talented executives. In light of the changes to Section 162(m) included in the 2017 U.S. tax reform legislation, we expect that compensation to our NEOs and former NEOs in excess of $1 million will be non-deductible to the Company.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     38

Compensation Committee Report

Review of Compensation Discussion and Analysis with Management

The Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Recommendation that the Compensation Discussion and Analysis be Included in the 2020 Proxy Statement

Based on the review and discussion referred to above, the Compensation and Human Capital Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2020 Proxy Statement for filing with the SEC.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

March 10, 2020

Members of the Compensation and Human Capital Committee:

Cynthia L. Egan, Chair

Daniel T. Henry

Wendell J. Knox

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference, and it shall not otherwise be deemed filed under such Acts.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     39

Summary Compensation Table

The following table sets forth the total compensation for our NEOs for 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)	All Other Compen- sation ($) (3)		Total ($)

John C. Roche	2019	936,538	—	1,950,189	650,024	1,358,500	—	84,526		4,979,777
President and CEO	2018	899,038	—	1,100,430	1,099,972	990,000	—	78,831		4,168,271
	2017	560,962	—	583,878	337,603	465,000	—	63,900		2,011,343

Jeffrey M. Farber	2019	675,577	—	1,087,788	362,537	753,500	—	78,194		2,957,596
EVP and CFO	2018	650,000	—	725,061	725,048	750,000	—	103,154	(4)	2,953,263
	2017	650,000	—	594,325	675,009	617,500	—	80,554	(4)	2,617,388

J. Kendall Huber (5)	2019	575,000	—	600,121	200,045	537,625	4,614	77,455		1,994,860
EVP and General Counsel	2018	568,269	—	400,434	400,211	588,750	2,741	73,894		2,034,299
	2017	539,231	—	330,270	375,049	400,000	4,359	60,574		1,709,483

Richard W. Lavey	2019	522,308	—	487,667	162,547	485,000	—	63,834		1,721,356
EVP and President, Hanover	2018	515,000	—	313,011	312,680	386,250	—	59,528		1,586,469
Agency Markets	2017	452,019	—	231,149	262,515	328,500	—	48,436		1,322,619

Bryan J. Salvatore	2019	517,308	—	412,582	137,548	470,000	—	62,714		1,600,152
EVP and President, Specialty	2018	510,000	—	250,042	250,193	382,500	—	60,266		1,453,001
	2017	274,615	357,000	745,427	450,098	—	—	4,119		1,831,259

(1)

Amounts in these columns reflect the grant date fair value of the award calculated in accordance with FASB ASC Topic No. 718, disregarding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are set forth in Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2019 included in the Company’s Annual Report. The amounts set forth may be more or less than the value ultimately realized by the NEO based upon, among other things, the value of our Common Stock at the time of vesting and/or exercise of the stock awards, whether the Company achieves the performance goals associated with certain stock awards and whether such awards actually vest.

(2)

Amounts in this column consist of the grant date fair value of awards of restricted stock units (TBRSUs and PBRSUs) granted during the applicable year, disregarding the effect of estimated forfeitures. PBRSUs are reported at target. Set forth in the table below is the grant date fair value for the PBRSUs at target and assuming the threshold and the maximum payment levels are achieved. No shares will be earned pursuant to the PBRSUs if the Company does not achieve specified levels of performance or if the award is forfeited prior to vesting.

Name	Year	Grant Date Fair Value of PBRSUs Assuming Threshold Payment Level ($)	Grant Date Fair Value of PBRSUs (as included in table above) ($)	Grant Date Fair Value of PBRSUs Assuming Maximum Payment Level ($)

John C. Roche	2019	487,547	1,300,154	1,950,231
	2018	275,108	1,100,430	1,650,645
	2017	74,341	297,363	446,045

Jeffrey M. Farber	2019	271,947	725,172	1,087,758
	2018	181,265	725,061	1,087,592
	2017	148,581	594,325	891,488

J. Kendall Huber	2019	150,030	400,074	600,111
	2018	100,109	400,434	600,651
	2017	82,568	330,270	495,405

Richard W. Lavey	2019	121,917	325,098	487,647
	2018	78,253	313,011	469,517
	2017	57,787	231,149	346,723

Bryan J. Salvatore	2019	103,146	275,079	412,619
	2018	62,511	250,042	375,063
	2017	113,023	452,093	678,139

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     40

(3)	For all NEOs, 2019 amounts shown in this column consist of the following:

Company Contributions to Defined Contribution and Non-Qualified Retirement Savings Plans

	All Other Compensation (Excluding Perquisites)
Name	Company Contributions to Defined Contribution Plan ($)	Company Contributions to Non-Qualified Retirement Savings Plan ($)

John C. Roche	16,800	43,200
Jeffrey M. Farber	16,800	43,200
J. Kendall Huber	16,800	43,200
Richard W. Lavey	16,800	37,713
Bryan J. Salvatore	16,800	37,188

Perquisites

	Perquisites
Name	Financial Planning Services ($)	Matching Contributions to Qualified Charities ($)	Spousal Travel ($)*	Tax Reimbursement ($)*

John C. Roche	17,350	5,000	2,176	—
Jeffrey M. Farber	11,230	5,000	1,964	—
J. Kendall Huber	12,455	5,000	—	—
Richard W. Lavey	—	5,000	3,341	980
Bryan J. Salvatore	4,726	—	3,511	489

*	Reimbursements for spousal travel and associated taxes relate solely to certain agent conferences and company events where spousal attendance was expected.
(4)

Includes amounts related to Chaucer board fees that were paid or accrued in U.K. Pounds Sterling (“GBP”) that have been converted into U.S. Dollars (“USD”) using the average exchange rate in effect for the period disclosed (1.34 USD/GBP for 2018 and 1.29 USD/GBP for 2017).

(5)	Mr. Huber has announced his retirement from the Company, effective April 1, 2020.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     41

Grants of Plan-Based Awards in Last Fiscal Year

The following table contains information concerning plan-based awards granted to the NEOs in 2019. All equity awards were granted pursuant to the 2014 Plan. In order for such awards to vest, in addition to satisfying the applicable performance metrics, if any, the NEO generally must remain continuously employed by the Company through the applicable vesting date (for a description of termination benefits associated with these awards, please see the “Potential Payments upon Termination or Change in Control” section beginning on page 48).

Grants of Plan-Based Awards in 2019

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	All Other		Grant Date Fair
Name	Grant Date	Threshold ($) (1)	Target ($)	Maximum ($)	Threshold (#) (1)	Target (#)	Maximum (#)	Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Value of Stock and Option Awards ($) (2)

John C. Roche	3/05/19 (3)	—	1,235,000	2,392,813
	3/05/19 (4)				1,218	4,872	7,308				650,120
	3/05/19 (5)				2,723	5,446	8,169				650,035
	3/05/19 (6)							5,446			650,035
	3/05/19 (7)								35,883	119.36	650,024
Jeffrey M. Farber	3/05/19 (3)	—	685,000	1,327,188
	3/05/19 (4)				680	2,717	4,076				362,556
	3/05/19 (5)				1,519	3,038	4,557				362,616
	3/05/19 (6)							3,038			362,616
	3/05/19 (7)								20,013	119.36	362,537
J. Kendall Huber	3/05/19 (3)	—	488,750	946,953
	3/05/19 (4)				375	1,499	2,249				200,027
	3/05/19 (5)				838	1,676	2,514				200,047
	3/05/19 (6)							1,676			200,047
	3/05/19 (7)								11,043	119.36	200,045
Richard W. Lavey	3/05/19 (3)	—	420,000	813,750
	3/05/19 (4)				305	1,218	1,827				162,530
	3/05/19 (5)				681	1,362	2,043				162,568
	3/05/19 (6)							1,362			162,568
	3/05/19 (7)								8,973	119.36	162,547
Bryan J. Salvatore	3/05/19 (3)	—	416,000	806,000
	3/05/19 (4)				258	1,031	1,547				137,577
	3/05/19 (5)				576	1,152	1,728				137,503
	3/05/19 (6)							1,152			137,503
	3/05/19 (7)								7,593	119.36	137,548

(1)

Threshold amounts indicate the amount of payout in the event certain minimum levels of performance are achieved. If the level of actual performance falls below the minimum payout threshold, no amounts will be paid.

(2)

The amounts in this column reflect the grant date fair value of the award (at target with respect to PBRSUs) calculated in accordance with FASB ASC Topic No. 718, disregarding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are set forth in Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2019 included in the Company’s Annual Report. The amounts set forth may be more or less than the value ultimately realized based upon, among other things, the value of our Common Stock at the time of vesting of the stock awards or exercise of options, whether the Company achieves certain performance goals and whether such awards actually vest.

(3)

Represents an award under the 2019 STIP (see section entitled “Short-Term Incentive Compensation” in the CD&A beginning on page 28 for more information). On March 13, 2020, these awards were paid to the NEOs in the following amounts: Mr. Roche, $1,358,500; Mr. Farber, $753,500; Mr. Huber, $537,625; Mr. Lavey, $485,000; and Mr. Salvatore, $470,000.

(4)

Represents a grant of RTSR PBRSUs (see the section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 32 for more information). These RTSR PBRSUs vest on the third anniversary of the date of grant only if and to the extent the Company achieves a specified relative total shareholder return for the years 2019-2021. The PBRSUs automatically adjust to reflect the accrual of dividend equivalent rights, to the extent dividends are paid with respect to our Common Stock. The adjustment results in the issuance of additional PBRSUs that are subject to the same terms and conditions (including the applicable performance and time-based vesting requirements) as the underlying PBRSU. All figures in the table above reflect the number of PBRSUs issued upon date of grant and have not been updated to reflect subsequent adjustments for accrued dividend equivalents.

(5)

Represents a grant of ROE PBRSUs (see the section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 32 for more information). These PBRSUs vest on the third anniversary of the date of grant only if and to the extent the

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     42

Company achieves a specified three-year average operating return on equity for the years 2019-2021. The ROE PBRSUs automatically adjust to reflect the accrual of dividend equivalent rights, to the extent dividends are paid with respect to our Common Stock. The adjustment results in the issuance of additional PBRSUs that are subject to the same terms and conditions (including the applicable performance and time-based vesting requirements) as the underlying PBRSU. All figures in the table above reflect the number of PBRSUs issued upon date of grant and have not been updated to reflect subsequent adjustments for accrued dividend equivalents.

(6)

Grant of TBRSUs (see section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 32 for more information). The TBRSUs vest in full on the third anniversary of the date of grant. The TBRSUs automatically adjust to reflect the accrual of dividend equivalent rights, to the extent dividends are paid with respect to our Common Stock. The adjustment results in the issuance of additional TBRSUs that are subject to the same terms and conditions (including the applicable time-based vesting requirements) as the underlying TBRSU. All figures in the table above reflect the number of TBRSUs issued upon date of grant and have not been updated to reflect subsequent adjustments for accrued dividend equivalents.

(7)

Options to purchase Common Stock that vest in three substantially equal annual installments commencing on the first anniversary of the grant date. All options have a ten-year term. The exercise price of the options equals the closing price per share of Common Stock on the NYSE as of the date of grant. See section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 32 for more information. The information provided is as of the grant date and does not reflect subsequent adjustments to the number of options and the exercise price as a result of the December Special Dividend (as defined below). See the introductory note to the “Outstanding Equity Awards at Fiscal Year-End 2019” table below for more information.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     43

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for our NEOs regarding outstanding equity awards held as of December 31, 2019. All awards granted prior to 2015 were issued pursuant to the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”), and all other awards were issued pursuant to the 2014 Plan. In order for such awards to vest, in addition to satisfying the applicable performance metrics, if any, the NEO generally must remain continuously employed by the Company through the applicable vesting date (for a description of termination benefits associated with these awards, please see the “Potential Payments upon Termination or Change in Control” section beginning on page 48).

Outstanding Equity Awards at Fiscal Year-End 2019*

	Option Awards					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)

John C. Roche	1/20/12	11,684	—	34.66	1/20/22	2/24/17	5,904	(3)	806,900
	2/26/13	21,774	—	40.01	2/26/23	5/15/17	1,301	(4)	177,808
	2/19/14	22,305	—	54.61	2/19/24	2/27/18				9,920	(5)	1,355,766
	2/27/15	22,943	—	66.14	2/27/25	3/05/19	5,653	(6)	772,596	5,653	(7)	772,596
	2/23/16	21,413	—	77.91	2/23/26	3/05/19				5,057	(8)	691,140
	2/24/17	18,194	9,098	85.87	2/24/27
	2/27/18	24,026	48,052	104.11	2/27/28
	3/05/19	—	36,539	117.22	3/05/29

Jeffrey M. Farber	10/03/16	50,453	—	70.51	10/03/26	2/24/17	11,797	(3)	1,612,296
	2/24/17	36,380	18,189	85.87	2/24/27	2/27/18				6,537	(5)	893,412
	2/27/18	15,836	31,674	104.11	2/27/28	3/05/19	3,154	(6)	431,057	3,154	(7)	431,057
	3/05/19	—	20,379	117.22	3/05/29	3/05/19				2,820	(8)	385,409

J. Kendall Huber	2/23/16	21,222	—	77.91	2/23/26	2/24/17	6,555	(3)	895,872
	2/24/17	20,212	10,107	85.87	2/24/27	2/27/18				3,610	(5)	493,379
	2/27/18	8,742	17,483	104.11	2/27/28	3/05/19	1,740	(6)	237,806	1,740	(7)	237,806
	3/05/19	—	11,245	117.22	3/05/29	3/05/19				1,556	(8)	212,659

Richard W. Lavey	2/19/14	10,841	—	54.61	2/19/24	2/24/17	4,588	(3)	627,042
	2/27/15	17,738	—	66.14	2/27/25	2/27/18				2,822	(5)	385,683
	2/23/16	17,420	—	77.91	2/23/26	3/05/19	1,414	(6)	193,251	1,414	(7)	193,251
	2/24/17	14,148	7,074	85.87	2/24/27	3/05/19				1,265	(8)	172,888
	2/27/18	6,830	13,659	104.11	2/27/28
	3/05/19	—	9,137	117.22	3/05/29

Bryan J. Salvatore	6/12/17	31,262	6,564	82.39	6/12/27	6/12/17	4,102	(3)	560,620
	2/27/18	5,465	10,929	104.11	2/27/28	2/27/18				2,255	(5)	308,191
	3/05/19	—	7,732	117.22	3/05/29	3/05/19	1,196	(6)	163,457	1,196	(7)	163,457
						3/05/19				1,071	(8)	146,374

*

Note Regarding Special Dividends: On December 30, 2018, the Company announced a special dividend (the “January Special Dividend”) of $4.75 per share payable on January 25, 2019 to all shareholders of record on January 10, 2019, and on December 5, 2019, the Company announced a special dividend (the “December Special Dividend” and together with the January Special Dividend, the “Special Dividends”) of $2.50 per share payable on December 27, 2019 to all shareholders of record on December 16, 2019. Pursuant to the terms of the applicable equity agreements, to prevent the dilutive impact of the Special Dividends, the number of outstanding options and RSUs, and the exercise price of the options, were automatically adjusted. The information in this table reflects the adjustments made in connection with the Special Dividends.

(1)

Except as noted below, options granted from 2013-2019 vest over three years in three substantially equal annual installments, in each case on the anniversary of the grant date. Options granted in 2012 vested over four years, with 50% vesting on each of the third and fourth anniversaries of the grant date. With respect to Mr. Salvatore’s 2017 options received in connection with his hiring in 2017, 21,052 of the options (all included as exercisable) vested in full on the second anniversary of the grant date, and the remaining portion (10,210 included as exercisable and all 6,564 unexercisable) vest over three years in three substantially equal annual installments on the anniversary of the grant date.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     44

(2)	Based on a value of $136.67 per share, which was the closing price per share of our Common Stock on the NYSE on December 31, 2019.
(3)

PBRSUs that vest on the third anniversary of the grant date based on the Company’s achievement of relative total shareholder return for the years 2017-2019, which was at the 88th percentile against its pre-determined peer group. Accordingly, the award shown in the table reflects 150% of the target award value. The award granted on February 24, 2017 was settled and shares were delivered to the holders on February 24, 2020. For Mr. Salvatore’s award received in connection with his hiring in 2017, relative total shareholder return was measured from the grant date (his date of hire) through December 31, 2019, and during that period, the Company’s relative total shareholder return ranked it in the 96th percentile against its pre-determined peer group. Accordingly, the award shown in the table for Mr. Salvatore also reflects 150% of the target award value.

(4)	TBRSUs that vest over three years in three substantially equal annual installments on the anniversary of the grant date.
(5)

PBRSUs that vest on the third anniversary of the grant date if the Company achieves a specified relative total shareholder return for the years 2018-2020. Performance of these awards as of December 31, 2019 would have resulted in payout at 150% of the target number of shares and amounts shown in the table. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table above based upon the actual level of shareholder return achieved during the performance period. The 2018 PBRSU awards include dividend equivalent rights to the extent dividends are paid with respect to our Common Stock and the awards actually vest. Amounts reported include PBRSUs credited as a result of this dividend equivalent right.

(6)

TBRSUs that vest on the third anniversary of the grant date. The 2019 TBRSU awards include dividend equivalent rights to the extent dividends are paid with respect to our Common Stock and the awards actually vest. Amounts reported include TBRSUs credited as a result of this dividend equivalent right.

(7)

PBRSUs that vest on the third anniversary of the grant date if the Company achieves a specified three-year average operating return on equity for the years 2019-2021. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table above based upon the actual level of operating return on equity achieved during the performance period. The 2019 PBRSU awards include dividend equivalent rights to the extent dividends are paid with respect to our Common Stock and the awards actually vest. Amounts reported include PBRSUs credited as a result of this dividend equivalent right.

(8)

PBRSUs that vest on the third anniversary of the grant date if the Company achieves a specified relative total shareholder return for the years 2019-2021. Performance of these awards as of December 31, 2019 would have resulted in payout at 150% of the target number of shares and amounts shown in the table. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table above based upon the actual level of shareholder return achieved during the performance period. The 2019 PBRSU awards include dividend equivalent rights to the extent dividends are paid with respect to our Common Stock and the awards actually vest. Amounts reported include PBRSUs credited as a result of this dividend equivalent right.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     45

Option Exercises and Stock Vested in 2019

The following table sets forth information for our NEOs regarding the value realized during 2019 pursuant to (i) option exercises, and/or (ii) shares acquired upon vesting of previously granted stock awards.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($) (1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

John C. Roche	13,039	(2)	1,125,266	(2)	5,805	689,784
Jeffrey M. Farber	—		—		9,403	1,253,326
J. Kendall Huber	23,261		1,260,156		4,492	530,146
Richard W. Lavey	5,000		327,732		3,661	423,071
Bryan J. Salvatore	2,877		123,477		4,029	502,295

(1)

For stock options, represents the difference between the fair market value of our Common Stock on the date of exercise and the exercise price of the option multiplied by the number of shares acquired upon exercise. For stock awards, represents the number of shares acquired upon vesting multiplied by the closing price of our Common Stock on the vesting date.

(2)

Mr. Roche “net exercised” the 13,039 options set to expire in February 2021 and therefore received no cash in the transaction. A total of 8,258 shares were withheld by the Company to satisfy the exercise price and taxes associated with the exercise, resulting in a net issuance of 4,781 shares to, and still beneficially owned by, Mr. Roche.

Pension and Retirement Benefits

Cash Balance and Excess Benefit Plan

Mr. Huber is the only NEO who participates in the Company’s funded, tax-qualified, non-contributory defined benefit pension plan (the “Cash Balance Plan”) and associated non-qualified excess benefit plan (the “Excess Benefit Plan”). Effective December 31, 2004, benefits under both these plans were frozen and annual allocations to participant bookkeeping accounts were discontinued. Although future annual allocations were discontinued, interest based on the GATT rate continues to be credited to participant bookkeeping accounts.

Each year while the Cash Balance Plan was in effect, the Company allocated an amount equal to a percentage of each participant’s eligible compensation (generally, salary and short-term incentive compensation, up to the Internal Revenue Code limits) to a separate bookkeeping account established for each participant. Similarly, each year the Excess Benefit Plan was in effect, the Company provided eligible individuals with the difference between the benefits calculated under the Cash Balance Plan, without regard to Internal Revenue Code limitations, and the maximum amount that may be allocated to the participant’s Cash Balance Plan bookkeeping account under federal tax laws.

Mr. Huber is fully vested in his benefits under the Cash Balance Plan and Excess Benefit Plan and may elect to receive benefits under the plans at any time following a termination of his employment, either as a one-time lump sum payment or an annuity. Mr. Huber has announced his retirement from the Company, effective April 1, 2020. Because they joined the Company after the plans were frozen, Messrs. Roche, Farber, Lavey, and Salvatore receive no benefits under the Cash Balance Plan or Excess Benefit Plan.

Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

J. Kendall Huber	Cash Balance Plan	N/A	67,871	—
	Excess Benefit Plan	N/A	44,665	—

(1)

The amounts shown are estimates only and actual benefits will be based upon data, form of benefit elected and age at the time of retirement. The primary assumptions used in the calculations are based on GAAP assumptions as disclosed in Note 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2019 included in the Annual Report. Other assumptions used in the calculations are based on applicable SEC regulations. In particular, the participant is assumed to elect a lump sum payment when he commences benefits, which is assumed to be at age 65, the normal retirement age defined in both the Cash Balance Plan and the Excess Benefit Plan.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     46

401(k) Plan

The Company maintains a 401(k) retirement savings plan (the “401(k) Plan”). For 2019, the 401(k) Plan provided a 100% match on the first 6% of eligible compensation deferred under the 401(k) Plan. Eligible compensation generally consists of salary and cash bonus, up to the Internal Revenue Code limits for qualified 401(k) plans, which was $280,000 for 2019.

Non-Qualified Retirement Savings Plan

In connection with the 401(k) Plan, the Company also maintains the Non-Qualified Retirement Savings Plan. This plan provides eligible employees of the Company, including each of the NEOs, a 6% employer contribution on total eligible compensation in excess of Internal Revenue Code limits applied to the 401(k) Plan (subject to certain limits and contingent upon satisfaction of maximum employee contributions to the 401(k) Plan or receipt of evidence that the employee has made maximum contributions to a former employer’s 401(k) plan for the year in question). Amounts deferred are credited with interest based on the GATT rate. This plan is unfunded and non-qualified. A participant’s benefits are generally payable upon the earlier to occur of death or six months following termination of employment with the Company. The table below sets forth certain information regarding NEO participation in the Non-Qualified Retirement Savings Plan during 2019:

Name	Executive Contributions in 2019 ($) (1)	Company Contributions in 2019 ($) (2)	Aggregate Earnings in 2019 ($) (3)	Aggregate Withdrawals/ Distributions in 2019 ($)	Aggregate Balance at December 31, 2019 ($) (4)

John C. Roche	—	43,200	9,369	—	334,669
Jeffrey M. Farber	—	43,200	2,025	—	112,064
J. Kendall Huber	—	43,200	25,155	—	812,773
Richard W. Lavey	—	37,713	9,724	—	338,312
Bryan J. Salvatore	—	37,188	1,004	—	73,712

(1)	The plan does not currently allow for executive contributions.
(2)

Represents contributions made by the Company in 2020 with respect to eligible 2019 compensation. Such contributions are included in the All Other Compensation Column of the Summary Compensation Table. In March 2019, contributions with respect to eligible 2018 compensation were made to the following NEOs in the following amounts: $43,500 for Mr. Roche; $43,500 for Mr. Farber; $41,596 for Mr. Huber; $34,110 for Mr. Lavey; and $35,520 for Mr. Salvatore.

(3)

Represents interest accrued on the aggregate amount in the plan attributable to the NEO. Amounts set forth in this column are not included in the Summary Compensation Table because no portion of the interest is “above market,” as determined under SEC rules.

(4)

Includes Company contributions made in 2020 as if such contributions were made on December 31, 2019. Balances attributable to Company contributions have been reported as compensation for the NEO in the Summary Compensation Table for the applicable years.

Company Mandated Section 162(m) Deferrals

From time to time, the Company has required that compensation earned by our NEOs that was not deductible pursuant to Section 162(m) be deferred until such time as the payment to the NEO could be made without limits on deductibility under Section 162(m). The table below sets forth information regarding the value of earned and vested stock-based compensation that the Company required Mr. Huber to defer in order to preserve its ability to deduct the payment of such compensation under Section 162(m).

Name	Executive Contributions in 2019 ($) (1)	Registrant Contributions in 2019 ($) (2)	Aggregate Earnings in 2019 ($) (3)	Aggregate Withdrawals/ Distributions in 2019 ($)	Aggregate Balance at December 31, 2019 ($) (4)

J. Kendall Huber	12,804	527	—	—	202,156

(1)

Represents dividends earned in 2019 on accumulated deferred shares that were required to be deferred as described above. The stock award underlying the deferred shares was reported in the Summary Compensation Table during the year granted. Dividends on such shares are not reported in the Summary Compensation Table.

(2)

Represents interest on deferred dividends. Such deferred dividends accrue interest at the GATT rate. Such interest is not reported in the Summary Compensation Table because no portion of the interest is “above market,” as determined under SEC rules.

(3)

The value of deferred shares fluctuates with the market value of our Common Stock. Aggregate earnings (loss) based upon stock price fluctuation are not reported in this column or in the Summary Compensation Table but are reflected in the aggregate balance as of December 31, 2019. See Note 4 below.

(4)

Represents the fair market value of the aggregate number of shares previously earned and reported but required to be deferred as of December 31, 2019, plus all accrued but unpaid dividends and accrued but unpaid interest thereon, which are also required to be deferred. The stock awards underlying the deferred shares were reported in the Summary Compensation

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     47

Table during the applicable grant year. Accrued but unpaid dividends and interest were not reported in the Summary Compensation Table. Amounts reflected in the table will be paid to Mr. Huber following his retirement at such time and to the extent they become deductible to the Company under Internal Revenue Code regulations.

Potential Payments upon Termination or Change in Control

Overview

The information provided in the following tables reflects the amount of incremental compensation required to be paid to each applicable NEO in the event of a change in control of the Company, or a termination of the NEO’s employment. For purposes of the disclosure, we have assumed that all triggering event(s) took place on December 31, 2019, and we used the closing price per share on the NYSE of our Common Stock on December 31, 2019 ($136.67). Due to the number of factors that affect the nature and amount of benefits provided upon the occurrence of such events, actual amounts paid or distributed may be different from the amounts disclosed below. Factors that could affect the actual amounts paid include:

•	when the event actually occurs;
•	the number of outstanding but unvested stock awards then held by the NEO;
•	awards granted after December 31, 2019;
•

the Company’s relative total shareholder return and return on equity over a specified period and its performance against certain financial and/or business objectives established for determining the level of payment and/or vesting of outstanding, but unvested, stock awards; and

•	the Company’s stock price as of the date of such event.

Specifically excluded from the information and tables below are any amounts which are not contingent upon the occurrence of the triggering event(s) or payments pursuant to Company benefit plans that are generally available to all salaried employees of THG and do not discriminate in scope or terms of operation in favor of our NEOs (e.g., term life insurance, long-term disability insurance, etc.). Benefits to our NEOs under the CIC Plan are triggered only in the event of a Change in Control (defined below) and a subsequent occurrence of an involuntary termination of employment by the Company or constructive termination of employment by the NEO. The change in control column in the tables below assumes both a Change in Control and the occurrence of a termination event effective as of December 31, 2019.

As previously disclosed, Mr. Huber has announced his retirement from the Company, effective April 1, 2020. Mr. Huber agreed, pursuant to a Transition Services Agreement dated March 26, 2020, to be available to the Company as an independent contractor, on a limited, part-time basis, in an advisory role as needed. In this capacity, Mr. Huber will provide advice and assistance to the senior leadership team and will render such other services as may be requested from time to time by the Board of Directors, for a period of four months ending on July 31, 2020. For his services, Mr. Huber will be paid $37,500 per month during the term of the agreement.

Termination Other Than in Connection with a Change in Control

Farber Offer Letter

Pursuant to Mr. Farber’s offer letter, in the event his employment is involuntarily terminated (other than for cause or in connection with a change in control, or due to death or disability), or he terminates his employment for “good reason” (generally, a material and adverse change in duties, reduction in base salary or short-term incentive compensation target opportunity or a requirement that he relocate his principal place of business), Mr. Farber will receive a lump sum payment equal to two times his current base salary. Additionally, to the extent unvested, Mr. Farber will continue to vest in any long-term incentive awards for one year following such termination. As a condition to receiving severance, Mr. Farber must enter into a separation agreement upon terms and conditions acceptable to the Company, including a full release and non-disparagement provision.

Leadership Severance Agreements

The material terms and conditions of the severance agreements for each executive officer of the Company (other than Mr. Farber whose arrangements are set forth in his offer letter described above) are summarized below:

•

In the event the (i) executive’s employment is involuntarily terminated, other than in connection with his or her death, disability, a “change in control,” or for “cause,” or (ii) executive voluntarily terminates his or her employment for “good reason” (defined generally to mean a decrease in the executive’s base salary or target short-term incentive compensation opportunity, a material and adverse change to the executive’s role and responsibility, or, in certain cases a requirement that the executive relocate), the executive will be entitled to a lump sum cash severance payment designed to approximate one year’s cash compensation (base salary and target bonus opportunity).

•

As a condition to receiving severance, the executive would be required to enter into a separation agreement upon terms and conditions acceptable to the Company, including a full release and non-disparagement provision.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     48

Long-Term Equity Incentive Plans

Pursuant to the 2014 Plan and certain stock award agreements evidencing awards issued thereunder, holders of stock awards, including the NEOs, may be entitled to pro-rated or full acceleration of vesting of their awards in the event the holder dies or is disabled prior to the vesting date. In general, for these purposes, disability is as defined in the Company’s long-term disability plan. Under the terms of the 2018 and 2019 restricted stock unit and option awards, a participant is entitled to pro-rated vesting upon retirement, which is defined as either termination at age 65 or older or age 60 or older if the participant has had five or more years of continuous service, provided that the participant has given the Company at least six months advanced written notice of retirement. As of December 31, 2019, Mr. Huber was the only NEO who was retirement eligible under the terms of his 2018 and 2019 restricted stock unit and option awards.

Change in Control

THG’s CIC Plan outlines the potential benefits certain key executives could receive upon a Change in Control (defined below) of the Company. In the event of a Change in Control of the Company and subsequent involuntary termination of a participant’s employment by the Company or constructive termination of a participant’s employment by the participant within a two-year period following the Change in Control, the CIC Plan authorizes the payment of specified benefits to eligible participants. These include a lump-sum cash payment equal to a multiplier (the “Multiplier”) (2x for Mr. Roche and Mr. Farber, 3x for Mr. Huber, and 1.5x for Mr. Lavey and Mr. Salvatore) times the sum of a participant’s applicable base salary and target short-term incentive compensation award opportunity. Additionally, a participant is entitled to a cash payment of an amount equal to the amount that otherwise would have been credited under the Company’s 401(k) Plan and Non-Qualified Retirement Savings Plan for the year in which the employee’s employment was terminated. The CIC Plan also provides for continued coverage for up to one year under the Company’s health plans, payment of an amount equal to the participant’s target short-term incentive compensation award opportunity, pro-rated for service performed in the year of termination, and outplacement services. Mr. Huber, whose benefit has not been changed since the adoption of the CIC Plan in 2008, would also be entitled to a gross-up payment (“280G Gross-Up”) if his change in control payments and benefits become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. None of our other NEOs is currently entitled to a 280G Gross-Up benefit. Based on a hypothetical termination as of December 31, 2019, Mr. Huber would not have been entitled to a 280G Gross-Up benefit.

Pursuant to the 2014 Plan and the various agreements evidencing awards issued thereunder, in the event of a change in control (defined below), the participant may be entitled to certain accelerated vesting of equity awards if such awards are not assumed by the successor company, or if such participant’s employment is involuntarily or constructively terminated after the change in control. The tables below present the hypothetical values as if such awards are assumed by a successor company and such participant is involuntarily or constructively terminated thereafter. Such hypothetical values would be identical in the event the successor company did not assume the equity grants and instead they were accelerated.

As further described in the footnotes and because the tables assume a hypothetical triggering event on December 31, 2019, the values in the tables below include amounts for short-term and long-term incentive compensation awards that vested and were earned by the executives in the first quarter of 2020.

Potential Payments Upon Termination or Change in Control* Tables

	John C. Roche
Benefit	Death	Disability	For Cause	Retirement	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$—	$2,185,000	$2,185,000	$4,370,000
Cash Incentives (3)	—	—	—	—	—	—	1,235,000
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	3,438,207	3,932,406	—	—	—	—	5,600,327
Unexercisable Stock Options (5)	2,666,569	2,737,435	—	—	—	—	2,737,435
Other Benefits
Health & Welfare (6)	—	—	—	—	—	—	23,566
Outplacement (7)	—	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	—	60,000
TOTAL	$6,104,776	$6,669,841	$—	$—	$2,185,000	$2,185,000	$14,056,328

See pages 51-53 for footnotes

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     49

	Jeffrey M. Farber
Benefit	Death	Disability	For Cause	Retirement	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$—	$1,370,000	$1,370,000	$2,740,000
Cash Incentives (3)	—	—	—	—	—	—	685,000
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	3,060,178	3,386,683	—	—	1,612,296	1,612,296	4,392,847
Unexercisable Stock Options (5)	2,209,997	2,351,678	—	—	1,571,778	1,571,778	2,351,678
Other Benefits
Health & Welfare (6)	—	—	—	—	—	—	23,566
Outplacement (7)	—	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	—	60,000
TOTAL	$5,270,175	$5,738,361	$—	$—	$4,554,074	$4,554,074	$10,283,091

	J. Kendall Huber
Benefit	Death	Disability	For Cause	Retirement	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$—	$1,063,750	$1,063,750	$3,191,250
Cash Incentives (3)	—	—	—	—	—	—	488,750
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	1,695,118	1,875,386	—	492,149	—	—	2,430,813
Unexercisable Stock Options (5)	1,222,657	1,301,397	—	299,006	—	—	1,301,397
Other Benefits
Health & Welfare (6)	—	—	—	—	—	—	17,068
Outplacement (7)	—	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	—	60,000
TOTAL	$2,917,775	$3,176,783	$—	$791,155	$1,063,750	$1,063,750	$7,519,278

	Richard W. Lavey
Benefit	Death	Disability	For Cause	Retirement	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$—	$945,000	$945,000	$1,417,500
Cash Incentives (3)	—	—	—	—	—	—	420,000
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	1,267,751	1,408,794	—	—	—	—	1,851,468
Unexercisable Stock Options (5)	926,693	981,811	—	—	—	—	981,811
Other Benefits
Health & Welfare (6)	—	—	—	—	—	—	1,966
Outplacement (7)	—	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	—	54,513
TOTAL	$2,194,444	$2,390,605	$—	$—	$945,000	$945,000	$4,757,258

See pages 51-53 for footnotes

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     50

	Bryan J. Salvatore
Benefit	Death	Disability	For Cause	Retirement	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$—	$936,000	$936,000	$1,404,000
Cash Incentives (3)	—	—	—	—	—	—	416,000
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	1,029,262	1,204,883	—	—	—	—	1,569,518
Unexercisable Stock Options (5)	726,287	862,530	—	—	—	—	862,530
Other Benefits
Health & Welfare (6)	—	—	—	—	—	—	23,566
Outplacement (7)	—	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	—	53,988
TOTAL	$1,755,549	$2,067,413	$—	$—	$936,000	$936,000	$4,359,602

*

Please refer to the change in control definitions below for an explanation of what constitutes a change in control under the CIC Plan and the 2014 Plan. Prior to receiving any benefits under the CIC Plan, the participant must execute certain waivers and general releases in favor of the Company. In addition, in order to be eligible to participate in the CIC Plan, participants must execute a non-solicitation and non-interference agreement, regardless of whether or not they ever receive benefits thereunder. This agreement also contains a non-disparagement and cooperation provision and provides that all proprietary information relating to the Company’s business and all software, works of authorship and other developments created during employment by the Company are the sole property of the Company.

Change in Control under the CIC Plan is defined as follows: (i) subject to certain exceptions, a change in the composition of the Board such that the Incumbent Directors (as defined in the CIC Plan) at the beginning of any consecutive twenty-four month period cease to constitute a majority of the Board; (ii) subject to certain exceptions, any person or group is or becomes the beneficial owner of 35% or more of the Company’s outstanding voting securities; (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation and a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction; (iv) the approval by shareholders of a sale of all or substantially all of the Company’s assets and such sale is consummated; or (v) the approval by shareholders of a plan of liquidation or dissolution of the Company.

The definition of a “change in control” under the 2014 Plan is substantially consistent with the definition in the CIC Plan, except that pursuant to the 2014 Plan, a “change in control” is triggered by the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation or a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction.

(1)

Pursuant to the CIC Plan, in the event of both a Change in Control and a subsequent involuntary or constructive termination, the NEO is entitled to a lump sum severance payment equal to the product of his or her Multiplier and the sum of his or her applicable annual base salary plus target short-term incentive compensation award opportunity.

(2)

As discussed above, the Company entered into severance arrangements with each of its executive officers, including each NEO. These arrangements provide for a lump sum cash severance award designed to approximate one year’s target cash compensation (base salary and target bonus opportunity), or in the case of Mr. Farber, two times his current base salary, in each case in the event the (i) executive’s employment is involuntarily terminated, other than in connection with that person’s death, disability, a Change in Control or for Cause (as these terms are defined under the CIC Plan) or (ii) the executive voluntarily terminates his or her employment for “good reason.”

(3)

Represents payment of target 2019 STIP award earned in 2019, pro-rated for the period prior to the Change in Control (the amount included above assumes full year payout at target). In the event of death, disability, or in certain circumstances, an involuntary termination of employment (other than for cause), occurring prior to the payment date, each NEO remains eligible for an award under the 2019 STIP, but payment is at the discretion of the Committee. For all applicable NEOs, each NEO’s actual 2019 STIP award was earned and paid during the first quarter of 2020. See the Summary Compensation Table on page 40 for more information.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     51

(4)	PBRSUs Represents the value of unvested PBRSUs granted in 2017, 2018 and 2019 (see “Outstanding Equity Awards at Fiscal Year-End 2019” on page 44 for more information).

Death. In the event of an NEO’s death, a pro-rated portion of the PBRSUs vests and the awards remain subject to the performance-based vesting conditions determined based on the date of the termination event. For the 2017 and 2018 awards and the 2019 RTSR PBRSUs, the values of all applicable NEO’s awards are presented at 150% of target. For all applicable NEOs, values for the 2019 ROE PBRSUs based on return on equity for the 2019-2021 period are presented at target.

Disability. In the event of an NEO’s disability, a pro-rated portion of the PBRSUs vests and the participant is given an additional one-year service credit, and the awards remain subject to the performance-based vesting conditions determined based on the date of the termination event. For all applicable NEOs, values presented for the 2017 PBRSUs are based on the actual payout of 150% of target. For all applicable NEOs, values for the 2018 and 2019 PBRSUs are presented at target.

Retirement. In the event Mr. Huber, who is retirement eligible under the terms of his 2018 and 2019 PBRSU awards, had retired as of December 31, 2019, a pro-rated portion of the 2018 and 2019 PBRSUs would have vested and the amounts payable, if any, would be determined and paid at the end of the applicable performance period based upon the Company’s actual level of performance against the pre-established metrics. Therefore, the value for Mr. Huber’s award is presented at target. Mr. Huber has announced his retirement from the Company, effective April 1, 2020.

Without Cause / For Good Reason. The terms of Mr. Farber’s PBRSUs provide that if his employment is terminated without cause (other than as a result of his death, disability, or a change in control), or if he terminates his employment for good reason, then he will be given one additional year’s vesting credit. As a result, Mr. Farber’s 2017 PBRSU award would have been deemed to be vested as of December 31, 2019. The value for this award is based on payout at 150% of target.

Change in Control. In the event of a change in control, unless such awards are assumed by the successor entity, 100% of the PBRSUs vest based upon the level of achievement to date. If awards are assumed, then participants are not entitled to any acceleration unless an NEO’s employment is involuntarily or constructively terminated following the change in control. For all NEOs, values for the 2017, 2018 and 2019 awards based on relative total shareholder return are presented at 150% of target and values for the 2019 awards based on return on equity are presented at target.

TBRSUs Represents the value of unvested TBRSUs granted to Mr. Roche in 2017 and all NEOs in 2019 (see “Outstanding Equity Awards at Fiscal Year-End 2019” on page 44 for more information).

Death and Disability. For Mr. Roche’s 2017 award, in the event of his death or disability, a pro-rated portion of the TBRSUs vest, plus an additional year in the case of disability. For the 2019 awards, in the event of an NEO’s death or disability, the award vests in full.

Retirement. In the event Mr. Huber, who is retirement eligible under the terms of his 2019 TBRSU awards, had retired as of December 31, 2019, a pro-rated portion of the 2019 TBRSUs would have vested.

Change in Control. In the event of a change in control, unless such award is assumed by the successor entity, 100% of the TBRSUs vest. If awards are assumed, then participants are not entitled to any acceleration unless the participant’s employment is involuntarily or constructively terminated following the change in control.

(5)	Non-Qualified Stock Options Represents intrinsic value (difference between fair market value of our Common Stock and the exercise price of the options multiplied by the number of accelerated options).

Death. In the event an NEO’s employment is terminated by reason of death, for the 2017 awards, a pro-rata portion of an NEO’s outstanding stock options automatically vest, and the unvested portion is automatically cancelled and forfeited. For the 2018 and 2019 awards, any unvested options immediately vest and become exercisable in full upon an NEO’s death.

Disability. In the event an NEO’s employment is terminated by reason of disability, for the 2017 awards, then a pro-rata portion, based on actual service during the life of the award, plus an additional one-year service credit, of the NEO’s outstanding stock options automatically vest, and the unvested portion is automatically cancelled and forfeited. For the 2018 and 2019 awards, any unvested options immediately vest and become exercisable in full if an NEO’s employment is terminated by reason of disability.

Retirement. In the event Mr. Huber, who is retirement eligible under the terms of his 2018 and 2019 option awards, had retired as of December 31, 2019, a pro-rated portion of the 2018 and 2019 options would have vested and become exercisable.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     52

Without Cause / For Good Reason. The terms of Mr. Farber’s option awards provide that if his employment is terminated without cause (other than as a result of his death, disability, or a change in control), or if he terminates his employment for good reason, then he will be given one additional year’s vesting credit.

Change in Control. Unless such award is assumed by the successor entity, upon a change in control such unvested options immediately vest and become exercisable in full. If awards are assumed, then participants are not entitled to any acceleration unless involuntarily or constructively terminated following the change in control.

(6)

Represents the estimated cost of continued health and dental benefits for a period not to exceed one year. All such benefits terminate in the event the NEO obtains other employment that provides the NEO with group health benefits.

(7)	Represents the estimated cost of one year of outplacement services.
(8)

Represents a lump sum payment equal to the amount which would be credited for 2019 to the NEO’s account balances under the 401(k) Plan and the Non-Qualified Retirement Savings Plan, based upon the higher of the NEO’s 2018 or annualized 2019 eligible compensation.

CEO Pay Ratio

Set forth below is an estimate of the relationship between the annual total compensation of our median employee and the annual total compensation of John C. Roche, our Chief Executive Officer. The pay ratio below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For the 2019 fiscal year:

•

The base salary of the median compensated employee of our Company (other than our CEO) was $76,888, and when general bonus, 401(k) match and the cost of medical and health benefits is included, the annual total compensation of the median compensated employee (calculated in accordance with the methodology used to determine the amounts reported in the Summary Compensation Table on page 40) was $97,544;

•

Mr. Roche’s total compensation, calculated in accordance with the methodology used to determine the amounts reported in the Summary Compensation Table on page 40 (and then adding the cost of certain medical and health benefits, as described below), was $4,994,450;

•	Based on the foregoing, for 2019 the ratio of the total compensation of Mr. Roche to the annual total compensation of our median compensated employee was 51 to 1.

To calculate our CEO pay ratio as described above, we used the following methodology and assumptions:

Median Employee

•

For our 2019 ratio, we evaluated our workforce as of December 31, 2019 and determined that neither the changes to the median compensated employee’s compensation nor the changes to our employee population and compensation structure as a whole have significantly impacted our pay ratio disclosure. Therefore, we used the same median compensated employee identified pursuant to our 2018 identification process; and

•

We calculated the actual annual total compensation paid to the selected median compensated employee using the same methodology as was used to calculate Mr. Roche’s compensation in the Summary Compensation Table on page 40 (including annual bonus of $5,400 and the Company’s contribution to the 401(k) plan on behalf of median employee of $4,613), and added the $10,642 cost of medical and health benefits attributed to the median compensated employee through Company-sponsored benefit plans.

CEO

•

Mr. Roche’s total compensation was calculated by using the same methodology as was used to calculate the amounts in the Summary Compensation Table on page 40 and by adding the $14,673 cost of medical and health benefits that the Company attributed to Mr. Roche in 2019 through Company-sponsored benefit plans; this amount was added in order to provide a like comparison to the elements of compensation included for the median employee.

In accordance with SEC rules, we have used estimates and assumptions, as described above, in calculating the pay ratio reported above. The estimates and assumptions that we use may differ from estimates and assumptions used by other companies, including companies in our compensation peer group described above.

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     53

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of our Common Stock, to file initial reports of ownership, and reports of changes in ownership, of our Common Stock with the SEC. Such persons are required by SEC regulations to provide to THG copies of all their Section 16(a) filings. Based solely on a review of the forms furnished to THG and written representations from THG’s executive officers and directors, THG believes that during 2019, THG’s executive officers, directors and greater than 10% shareholders fully complied with all Section 16(a) filing requirements.

HOUSEHOLDING INFORMATION

Some brokers and nominees may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of our Proxy Statement, our Annual Report or our Notice may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any of the documents to you if you call 1-800-407-5222 or write to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). If you want to receive separate copies of our Annual Report, Proxy Statement and/or Notice in the future, or are receiving multiple copies at your household and would like to receive only one copy for your household, you should contact your broker or nominee, or our Investor Relations department.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain without charge a copy of THG’s Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the SEC pursuant to the Exchange Act for the fiscal year ended December 31, 2019, by calling 1-800-407-5222 or by writing to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). The information is also available on the Company’s website at www.hanover.com, under “Investors-Annual Reports.”

OTHER MATTERS

Management knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board, and authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS

Proposals submitted by shareholders of THG must be received by the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, Massachusetts 01653 on or before November 27, 2020, to be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials relating to the 2021 Annual Meeting of Shareholders.

Any shareholder proposal to be considered at the Company’s 2021 Annual Meeting of Shareholders, but not included in the proxy materials, must be submitted to the Company’s Corporate Secretary by February 10, 2021, or the persons appointed as proxies may exercise their discretionary voting authority with respect to that proposal. The persons appointed as proxies may also exercise their discretionary voting authority with respect to shareholder proposals submitted prior to February 10, 2021, unless the proponent otherwise complies with the requirements of the SEC’s Rule 14a-4 or Rule 14a-8.

DATED at Worcester, Massachusetts this 27th day of March 2020.

By Order of the Board of Directors,

CHARLES F. CRONIN

Vice President and Secretary

THE HANOVER INSURANCE GROUP 2020 PROXY STATEMENT     54

Appendix A

Excerpt from Our Corporate Governance Guidelines Relating to Director Independence Standards

A majority of the directors will be independent, and each year the Board will affirmatively determine that each such independent director has no material relationship with the Company. That determination will be set forth in our proxy statement. When evaluating the independence of each of the Company’s directors, the Board will broadly consider all relevant facts and circumstances that may bear on that director’s independence. The Board has adopted the following categorical standards to assist it in determining the independence of Board members, which include those standards established by the New York Stock Exchange for its listed companies.

A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.
•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director’s immediate family member for service as an employee of the Company (other than an executive officer) will not be considered in determining independence under this test.

•

(i) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

For the purposes of these guidelines, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, but excluding anyone who is no longer an immediate family member as a result of legal separation, divorce, death or incapacitation.

If the Company makes charitable contributions to any tax-exempt organization in which a director of this Company serves as an executive officer, the Board will consider the materiality of the relationship if the amount paid to the tax-exempt organization exceeds the greater of $1 million, or 2% of such organization’s consolidated gross revenues.

Directors have an affirmative obligation to inform the Board of any circumstances or relationships that may impact their designation by the Board as “independent”, including any material changes in such circumstances or relationships.

*   *   *   *   *

A complete copy of the Company’s Corporate Governance Guidelines is available on the Company’s website at:

https://www.hanover.com/about-responsibility-conduct-ethics.html

THE HANOVER INSURANCE GROUP   2020 PROXY STATEMENT     A-1

Appendix B

Non-GAAP Financial Measures

The discussion of our results in the CD&A includes a discussion our operating income before interest expense and income taxes and ex-cat operating income, each of which are non-GAAP financial measures.

Operating Income

Operating income before interest expense and income taxes is a non-GAAP financial measure because it excludes from net income certain items of expense or income that management does not consider representative of the results attributable to the core operations of our business. The items excluded were primarily realized investment gains, losses on the repayment of debt, discontinued operations, interest expense on debt and income taxes. A reconciliation of operating income before interest expense and income taxes to income from continuing operations is presented below and on page 38 of our Annual Report on Form 10-K filed with the SEC on February 24, 2020.

Ex-Cat Operating Income

Ex-cat operating income is a non-GAAP financial measure because it excludes from net income certain items of expense or income that management does not consider representative of the results attributable to the core operations of our business, including those items noted above, as well as the impact of catastrophe losses on our results. Although catastrophe losses are a significant component in understanding and assessing our financial performance, management has metrics that evaluate results excluding catastrophes due to the fact that they are not predictable as to the timing or the amount that will affect our operations.

A reconciliation of 2019 and 2018 operating income before interest expense and income taxes and ex-cat operating income to income from continuing operations, the most directly comparable GAAP financial measure, is set forth below. The presentation below excludes all of our Chaucer business because the Chaucer segment was classified as discontinued operations during the third quarter of 2018.

(in millions)	2019	2018

Income from continuing operations, net of tax	$429.0	$239.0
Adjustment for certain non-operating items	(97.4)	53.1
Operating income, net of interest expense and income taxes	331.6	292.1
Income tax expense on operating income	84.5	69.3
Interest expense on debt	37.5	45.1
Operating income before interest expense and income taxes	453.6	406.5
Pre-tax catastrophe effect	169.3	219.2
Ex-cat operating income	$622.9	$625.7

A reconciliation of 2017 operating income before interest expense and income taxes and ex-cat operating income to income from continuing operations is set forth below. The 2017 figures have not been restated to exclude the results of the Chaucer segment because compensation metrics in 2017 included Chaucer results.

(in millions)	2017

Income from continuing operations, net of tax	$203.0
Adjustment for certain non-operating items	0.8
Operating income, net of interest expense and income taxes	203.8
Income tax expense on operating income	84.0
Interest expense on debt	48.5
Operating income before interest expense and income taxes	336.3
Pre-tax catastrophe effect	382.6
Ex-cat operating income	$718.9

THE HANOVER INSURANCE GROUP   2020 PROXY STATEMENT     B-1

The Hanover Insurance Company 440 Lincoln Street, Worcester, MA 01653 hanover.com 07148 (3/20)

ANNUAL MEETING OF THE HANOVER INSURANCE GROUP, INC. Annual Meeting of The Hanover Insurance Group, Inc. to be held on Tuesday, May 12, 2020 Date: Tuesday, May 12, 2020 Time: 9:00 A.M. (Eastern Time) for Shareholders as of March 16, 2020 Place: The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, This proxy is being solicited on behalf of the Board of Directors MA 01653* Your vote is important to us. Please make your marks like this: Use dark black pencil or pen only VOTE BY: The Board of Directors Recommends a Vote FOR each of the director INTERNET TELEPHONE nominees listed in proposal 1 and FOR proposals 2 and 3. Go To Call 1: To elect four individuals to the Board of Directors: www.proxypush.com/THG 866-895-6920 Nominees: For Against Abstain 01. Jane D. Carlin -Three-year term expiring in 2023 For Against Abstain 02. Daniel T. Henry -Three-year term expiring in 2023 For Against Abstain 03. Wendell J. Knox -Three-year term expiring in 2023 For Against Abstain 04. Kathleen S. Lane -Three-year term expiring in 2023 Please separate carefully at the perforation and return just this portion in the envelope provided. Cast your vote online 24 hours a day/7 days Use any touch-tone telephone toll-free a week. OR 24 hours a day/7 days a week. Have this form and your control number Have this form and your control number located in the shaded box below ready. located in the shaded box below ready. Follow the simple recorded instructions. Mark, sign and date the attached Proxy Card. OR MAIL Detach the Proxy Card. Return the Proxy Card in the postage-paid envelope provided. For Against Abstain For Against Abstain PROXY TABULATOR FOR All votes must be received by 11:59 P.M., Eastern Time, on May 11, 2020 to ensure inclusion in the meeting. 2: To approve the advisory vote on the Company’s executive compensation. 3: To ratify the appointment of PricewaterhouseCoopersLLP as the Company’s independent, registered public accounting firm for 2020. If you plan to attend the meeting and vote your shares in person, please mark this box. Authorized Signatures -This section must be completed for your instructions to be executed in accordance with the terms of your Proxy as set forth under the heading “Proxy for Annual Meeting THE HANOVER INSURANCE GROUP, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903 of Shareholders to be held on May 12, 2020 on the reverse side hereof. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. * While we intend to hold our Annual Meeting in person, we are monitoring the public health impact of the novel coronavirus outbreak and the COVID-19 illness and may decide to hold the Annual Meeting solely by means of remote communication. If so, notice will be posted on both our website (www.hanover.com) and our proxy hosting website (www.proxydocs.com/THG) and filed with the U.S. Securities and Exchange Commission as additional proxy material.

Please separate carefully at the perforation and return just this portion in the envelope provided. Proxy for Annual Meeting of Shareholders to be held on May 12, 2020 This proxy is being solicited on behalf of the Board of Directors Please vote, date and sign this Proxy on the other side and return it in the enclosed envelope. The Shareholder signing on the reverse side (the “undersigned”), having received the Annual Report, Notice of Annual Meeting of Shareholders and the Proxy Statement, hereby appoint(s) John C. Roche and Dennis F. Kerrigan, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. (the “Company”) to be held on May 12, 2020, and all adjournments thereof (the “Meeting”), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may properly come before the Meeting. The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth herein as may properly come before the Meeting, and (ii) with respect to the election of any substitute nominees designated by the Board of Directors in the event that any of the nominees are unavailable to serve. The Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director, and FOR the advisory vote on executive compensation and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent, registered public accounting firm for 2020.